Exhibit 10.45

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT

BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

3-YEAR TERM LOAN AGREEMENT

AMONG

AMERICAN TOWER CORPORATION,

AS BORROWER;

BANK OF AMERICA, N.A.

AS ADMINISTRATIVE AGENT FOR THE LENDERS;

AND

THE FINANCIAL INSTITUTIONS PARTIES HERETO;

AND WITH

BOFA SECURITIES, INC.,

TD SECURITIES (USA), LLC,

MIZUHO BANK, LTD.,

BARCLAYS BANK PLC,

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.

RBC CAPITAL MARKETS1

and

MORGAN STANLEY MUFG LOAN PARTNERS, LLC

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS;

TD SECURITIES (USA), LLC

and

MIZUHO BANK, LTD.

AS SYNDICATION AGENTS;

AND

BARCLAYS BANK PLC,

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.,

ROYAL BANK OF CANADA

and

MORGAN STANLEY MUFG LOAN PARTNERS, LLC

AS CO-DOCUMENTATION AGENTS.

Dated as of February 10, 2021

[1]	A brand name for the capital markets businesses of ROYAL BANK OF CANADA and its affiliates.

(i)

Table of Contents (continued)

(ii)

Table of Contents (continued)

(iii)

SCHEDULES

Schedule 1	Commitments
Schedule 2	Existing ABS Facilities
Schedule 3	Subsidiaries on the Effective Date
Schedule 4	Administrative Agent’s Office, Certain Notice Addresses

EXHIBITS

Exhibit A	Form of Committed Loan Notice
Exhibit B	Form of Notice of Loan Prepayment
Exhibit C	Form of Note
Exhibit D	Form of Loan Certificate
Exhibit E	Form of Performance Certificate
Exhibit F	Form of Assignment and Assumption

(iv)

3-YEAR TERM LOAN AGREEMENT

This 3-Year Loan Agreement is made as of February 10, 2021, by and among AMERICAN TOWER CORPORATION, a Delaware corporation, as Borrower, Bank of America, N.A., as Administrative Agent, and the financial institutions parties hereto (together with any permitted successors and assigns of the foregoing).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

Section 1.1        Definitions. For the purposes of this Agreement:

“ABS Facility” shall mean one or more secured loans, borrowings or facilities that may be included in a commercial real estate securitization transaction.

“Acquisition” shall mean (whether by purchase, lease, exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method) (i) any acquisition by the Borrower or any of its Subsidiaries of any Person that is not a Subsidiary of the Borrower, which Person shall then become consolidated with the Borrower or such Subsidiary in accordance with GAAP; (ii) any acquisition by the Borrower or any of its Subsidiaries of all or any substantial part of the assets of any Person that is not a Subsidiary of the Borrower; (iii) any acquisition by the Borrower or any of its Subsidiaries of any business (or related contracts) primarily engaged in the tower, tower management or related businesses; or (iv) any acquisition by the Borrower or any of its Subsidiaries of any communications towers or communications tower sites.

“Adjusted EBITDA” shall mean, for the twelve (12) month period preceding the calculation date, for any Person, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum, without duplication, of such Person’s (i) Interest Expense, (ii) income tax expense, including, without limitation, taxes paid or accrued based on income, profits or capital, including state, franchise and similar taxes and foreign withholding taxes, (iii) depreciation and amortization (including, without limitation, amortization of goodwill and other intangible assets), (iv) extraordinary losses and non-recurring non-cash charges and expenses, (v) all other non-cash charges, expenses and interest (including, without limitation, any non-cash losses in respect of Hedge Agreements, non-cash impairment charges, non-cash valuation charges for stock option grants or vesting of restricted stock awards or any other non-cash compensation charges, and losses from the early extinguishment of Indebtedness), (vi) non-recurring integration costs and expenses resulting from operational changes and improvements (including, without limitation, severance costs and business optimization expenses) and (vii) non-recurring charges and expenses, restructuring charges, transaction expenses (including, without limitation, transaction expenses incurred in connection with any merger or acquisition) and underwriters’ fees, and severance and retention payments in connection with any merger or acquisition, in each case for such period, less extraordinary gains and cash payments (not otherwise deducted in determining Net Income) made during such period with respect to non-cash charges that were added back in a prior period; provided, however, (A) with respect to any Person that became a Subsidiary of the Borrower, or was merged with or consolidated into the Borrower or any of its Subsidiaries, during such period, or any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person during such period, “Adjusted EBITDA” shall, at the option of the Borrower in respect of any or all of the foregoing, also include the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such acquisition, merger or consolidation, including any concurrent transaction entered into by such Person or with respect to such assets as part of such acquisition, merger or consolidation, had occurred on the first day of such period and (B) with respect to any Person that has ceased to be a Subsidiary of the Borrower during such period, or any material assets of the Borrower or any of its Subsidiaries sold or otherwise disposed of by the Borrower or any of its Subsidiaries during such period, “Adjusted EBITDA” shall exclude the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such sale or disposition of such Subsidiary or such assets had occurred on the first day of such period.

“Administrative Agent” shall mean Bank of America, N.A., in its capacity as Administrative Agent for the Lenders, or any successor Administrative Agent appointed pursuant to Section 9.5 hereof.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 4, or such other address or account as may be designated pursuant to the provisions of Section 11.1 hereof.

“Advance” shall mean, initially, the borrowing consisting of simultaneous Loans by the Lenders. After the Loans are outstanding, “Advance” shall mean the aggregate amounts advanced by the Lenders to the Borrower pursuant to Article 2 hereof and having the same Interest Rate Basis and Interest Period; and “Advances” shall mean more than one Advance.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affected Lender” shall have the meaning ascribed thereto in Section 10.5 hereof.

“Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. For purposes of this definition, “control,” when used with respect to any Person, shall mean the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall mean this 3-Year Term Loan Agreement, as amended, supplemented, restated or otherwise modified in writing from time to time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.

“Applicable Debt Rating” shall mean the highest Debt Rating received from any of S&P, Moody’s and Fitch; provided that if the lowest Debt Rating received from any such rating agency is two or more rating levels below the highest Debt Rating received from any such rating agent, the Applicable Debt Rating shall be the level that is one level below the highest of such Debt Ratings; provided, however, that if two ratings are at the same highest level, the Applicable Debt Rating shall be the highest level.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, treaties, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limiting the foregoing, the Licenses, the Communications Act, zoning ordinances and all environmental laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean the interest rate margin determined in accordance with Section 2.3(f) hereof.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” shall mean an Assignment and Assumption agreement substantially in the form of Exhibit F attached hereto.

“Attributable Debt” in respect of any Sale and Leaseback Transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorized Signatory” shall mean such senior personnel of a Person as may be duly authorized and designated in writing by such Person to execute documents, agreements and instruments on behalf of such Person.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” shall mean for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Basis” shall mean a simple interest rate equal to (i) the Base Rate plus (ii) the Base Rate Applicable Margin. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change, and shall also be adjusted to reflect changes of the Base Rate Applicable Margin.

“Base Rate Loan” shall mean a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” shall mean American Tower Corporation, a Delaware corporation.

“Borrower Materials” shall have the meaning ascribed thereto in Section 6.6 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that if such day relates to any interest rate settings as to a Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Loan, Business Day shall mean a Business Day that is also a TARGET Day.

“Buyer” shall mean American Tower International, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Borrower.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Equivalents” shall mean ‘cash equivalents’ as defined under and determined in accordance with generally accepted accounting principles.

“Change of Control” shall mean (a) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of more than fifty percent (50%) of the voting power of the voting stock of either the Borrower (if the Borrower is not a Subsidiary of any Person) or of the ultimate parent entity of which the Borrower is a Subsidiary (if the Borrower is a Subsidiary of any Person), as the case may be, by way of merger or consolidation or otherwise, or (b) a change shall occur in a majority of the members of the Borrower’s board of directors (including the Chairman and President) within a year-long period such that such majority shall no longer consist of Continuing Directors.

“Closing Date” shall mean each date when all of the conditions set forth in Section 3.2 shall have been satisfied or waived. There may be up to three Closing Dates under this Agreement, occurring on (i) the Latam Closing Date, (ii) the First Europe Closing Date and (iii) the Second Europe Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Letter” shall mean the commitment letter dated January 21, 2021 among the Borrower, Bank of America, N.A. and BofA Securities, Inc.

“Commitments” shall mean the Term Loan Commitments.

“Committed Loan Notice” shall mean a notice of (a) the Borrower requesting the Advance to be made under Section 2.1, or (b) a Continuation of Eurocurrency Rate Loans hereunder, which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Communications Act” shall mean the Communications Act of 1934, and any similar or successor Federal statute, and the rules and regulations of the FCC or other similar or successor agency thereunder, all as the same may be in effect from time to time.

“Consolidated Total Assets” shall mean as of any date the total assets of the Borrower and its Subsidiaries on a consolidated basis shown on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date and determined in accordance with GAAP.

“Continue”, “Continuation”, “Continuing” and “Continued” shall mean the continuation pursuant to Article 2 hereof of a Eurocurrency Rate Loan as a Eurocurrency Rate Loan from one Interest Period to a different Interest Period.

“Continuing Director” shall mean a director who either (a) was a member of the Borrower’s board of directors on the date of this Agreement, (b) becomes a member of the Borrower’s board of directors subsequent to the date of this Agreement and whose appointment, election or nomination for election by the Borrower’s stockholders is duly approved by a majority of the directors referred to in clause (a) above constituting at the time of such appointment, election or nomination at least a majority of that board, or (c) becomes a member of the Borrower’s board of directors subsequent to the date of this Agreement and whose appointment, election or nomination for election by the Borrower’s stockholders is duly approved by a majority of the directors referred to in clauses (a) and (b) above constituting at the time of such appointment, election or nomination at least a majority of that board.

“Debt Rating” shall mean, as of any date, the senior unsecured debt rating of the Borrower that has been most recently announced by S&P, Moody’s or Fitch, as the case may be.

“Debtor Relief Laws” shall mean Title 11 of the United States Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any Event of Default, and any of the events specified in Section 8.1 hereof, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to the sum of (a) the then applicable Interest Rate Basis (including the Applicable Margin), and (b) two percent (2.0%).

“Defaulting Lender” shall mean, subject to Section 2.14, any Lender that, as determined by the Administrative Agent, has, or has a direct or indirect parent company that has, (i) become the subject of a voluntary proceeding under any bankruptcy or other debtor relief law or has become the subject of a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any voluntary or involuntary proceeding under any bankruptcy or other debtor relief law or any such appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iii) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Person” shall mean a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order (as defined in the definition of “Sanctions Laws and Regulations”), (b) named as a “Specifically Designated National and Blocked Person” on the most current list published by the U.S. Department of the Treasury Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list (the “SDN List”), (c) any Person listed in any Sanctions-related list of designated Persons maintained by the United Nations Security Council, the European Union, the United Kingdom or any EU member state, (d) any Person located, organized or resident in a Sanctioned Country or (e) in which an entity or person on the SDN List (or any combination of such entities or persons) has 50% or greater direct or indirect ownership interest or that is otherwise controlled, directly or indirectly, by an entity or person on the SDN List (or any combination of such entities or persons).

“Dollar Equivalent” means, for any amount, at the time of determination thereof, for any amount expressed in Euros, the equivalent of such amount in U.S. dollars determined by using the rate of exchange for the purchase of U.S. dollars with Euros last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in U.S. dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion). Any determination by the Administrative Agent pursuant to the above shall be conclusive absent manifest error.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date when all of the conditions set forth in Section 3.1 shall have been satisfied or waived.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any Person, including a Subsidiary or an Affiliate of the Borrower, that is a member of any group of organizations of which the Borrower is a member and is treated as a single employer with the Borrower under Section 414 of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR” and “EURIBOR Rate” shall have the meanings ascribed thereto in the definition of “Eurocurrency Rate”.

“EURIBOR Basis” shall mean a simple per annum interest rate (rounded upward, if necessary, to the nearest one-hundredth (1/100th) of one percent (1%)) equal to the sum of (a) the quotient of (i) the Eurocurrency Rate divided by (ii) one (1) minus the Eurocurrency Reserve Percentage, if any, stated as a decimal, plus (b) the Applicable Margin. The EURIBOR Basis shall apply to Interest Periods of one (1), two (2), three (3), or six (6) months, and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the Eurocurrency Reserve Percentage and the Applicable Margin as adjusted pursuant to Section 2.3(f) hereof. The EURIBOR Basis for any Eurocurrency Rate Loan shall be adjusted as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Euro” and “€” shall mean the single currency of the Participating Member States.

“Eurocurrency Rate” shall mean the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “EURIBOR Rate”) at or about 11:00 a.m. (Brussels, Belgium time) on the Rate Determination Date with a term equivalent to such Interest Period; provided that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Eurocurrency Rate Loan” shall mean an Advance which the Borrower requests to be made as or Continued as a Eurocurrency Rate Loan in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least €5,000,000.00 and in an integral multiple of €1,000,000.00.

“Eurocurrency Reserve Percentage” shall mean the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Lender has any such Eurocurrency Liabilities subject to such reserve requirement at that time.

“Europe Acquisition” shall mean the acquisitions by the Buyer as contemplated by the Europe Acquisition Agreement in effect as of January 13, 2021.

“Europe Acquisition Agreement” shall mean the Agreement for the Sale and Purchase of the Towers Europe Division of Telxius Telecom, S.A. dated January 13, 2021 between the Seller and Buyer.

“Event of Default” shall mean any of the events specified in Section 8.1 hereof; provided, however, that any requirement stated therein for notice or lapse of time, or both, has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing ABS Facility” shall mean each mortgage loan facility existing on the Effective Date and listed on Schedule 2.

“Existing Credit Agreements” shall mean (i) the Second Amended and Restated Multicurrency Revolving Credit Agreement dated as of the Effective Date, among the Borrower, the subsidiary borrowers, and certain agents and lenders from time to time party thereto, (ii) the Third Amended and Restated Revolving Credit Agreement dated as of the Effective Date, among the Borrower and certain agents and lenders from time to time party thereto, (iii) the 364-Day Term Loan Agreement, dated as of the Effective Date, among the Borrower, Bank of America, N.A., as administrative agent, and certain agents and lenders from time to time party thereto; and (iv) the Amended and Restated Term Loan Agreement, dated as of December 20, 2019, and as amended by that First Amendment to Term Loan Agreement, dated as of the Effective Date among the Borrower, Mizuho Bank, Ltd., as administrative agent, and certain agents and lenders from time to time party thereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“FCC” shall mean the Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.

“Federal Funds Rate” shall mean, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fitch” shall mean Fitch, Inc. (Fitch Ratings), and its successors.

“First Europe Closing Date” shall mean the date on which the transactions contemplated to occur on the First Closing (as defined in the Europe Acquisition Agreement) under the Europe Acquisition Agreement are consummated.

“Foreign Subsidiary” shall mean a Subsidiary whose place of registration, incorporation, organization or domicile is outside of the United States of America.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” shall mean net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and extraordinary and unusual items, plus depreciation, amortization and dividends declared on preferred stock, and after adjustments for unconsolidated minority interests, on a consolidated basis for the Borrower and its Subsidiaries.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied and as in effect on the date of this Agreement.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning ascribed thereto in Section 11.4(f) hereof.

“Guaranty”, as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of all or any part of such obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit or capital call requirements; provided, however, that the term “Guaranty” shall only include guarantees of Indebtedness.

“Hedge Agreements” shall mean, with respect to any Person, any agreements or other arrangements to which such Person is a party relating to any rate swap transaction, basis swap, forward rate transaction, interest rate cap transaction, interest rate floor transaction, interest rate collar transaction, currency swap transaction, cross-currency rate swap transaction, or any other similar transaction, including an option to enter into any of the foregoing or any combination of the foregoing.

“Impacted Loans” shall have the meaning ascribed thereto in Section 10.1(a) hereof.

“Indebtedness” shall mean, with respect to any Person and without duplication:

(a)        indebtedness for money borrowed of such Person and indebtedness of such Person evidenced by notes payable, bonds, debentures or other similar instruments or drafts accepted representing extensions of credit;

(b)        all indebtedness of such Person upon which interest charges are customarily paid (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms);

(c)        all Capitalized Lease Obligations of such Person;

(d)        all reimbursement obligations of such Person with respect to outstanding letters of credit;

(e)        all indebtedness of such Person issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms);

(f)        all net obligations of such Person under Hedge Agreements valued on a marked to market basis on the date of determination;

(g)        all direct or indirect obligations of any other Person secured by any Lien to which any property or asset owned by such Person is subject, but only to the extent of the higher of the fair market value or the book value of the property or asset subject to such Lien (if less than the amount of such obligation), if the obligation secured thereby shall not have been assumed; and

(h)        Guaranties by such Person of any of the foregoing of any other Person.

“Indemnitee” shall have the meaning ascribed thereto in Section 11.5 hereof.

“Interest Expense” shall mean, for any Person and for any period, all cash interest expense (including imputed interest with respect to Capitalized Lease Obligations and commitment fees) with respect to any Indebtedness (including, without limitation, the Obligations) and Attributable Debt of such Person during such period pursuant to the terms of such Indebtedness.

“Interest Period” shall mean in connection with any Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability for the interest rate applicable to Euro), as selected by the applicable Borrower in accordance with this Agreement. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) the Borrower shall not select an Interest Period with respect to any portion of the Loans which extends beyond the Term Loan Maturity Date or such earlier date as would interfere with the Borrower’s repayment obligations under Section 2.6 hereof. Interest shall be due and payable with respect to any Advance as provided in Section 2.3 hereof.

“Interest Rate Basis” shall mean the Base Rate Basis or the EURIBOR Basis, as appropriate.

“Investment” shall mean any investment or loan by the Borrower or any of its Subsidiaries in or to any Person which Person, after giving effect to such investment or loan, is not consolidated with the Borrower and its Subsidiaries in accordance with GAAP.

“Joint Lead Arrangers” shall mean BofA Securities, Inc., TD Securities (USA) LLC, Mizuho Bank, Ltd., Barclays Bank PLC, Citibank, N.A., JPMorgan Chase Bank, N.A., RBC Capital Markets and Morgan Stanley MUFG Loan Partners, LLC (acting through Morgan Stanley Senior Funding, Inc. and MUFG Bank, Ltd.).

“known to the Borrower”, “to the knowledge of the Borrower” or any similar phrase, shall mean known by, or reasonably should have been known by, the executive officers of the Borrower (which shall include, without limitation, the chief executive officer, the chief operating officer, if any, the chief financial officer and the general counsel of the Borrower).

“Latam Acquisition” shall mean the acquisitions by the Buyer as contemplated by the Latam Acquisition Agreement in effect as of January 13, 2021.

“Latam Acquisition Agreement” shall mean the Agreement for the Sale and Purchase of the Towers Latam Division of Telxius Telecom, S.A. dated January 13, 2021 between the Seller and Buyer.

“Latam Closing Date” shall mean the date on which the transactions contemplated under the Latam Acquisition Agreement are consummated.

“Lenders” shall mean the Persons whose names appear as “Lenders” on Schedule 1, any other Person which becomes a “Lender” hereunder after the Effective Date by executing an Assignment and Assumption substantially in the form of Exhibit F attached hereto in accordance with the provisions hereof; and “Lender” shall mean any one of the foregoing Lenders.

“Licenses” shall mean, collectively, any telephone, microwave, radio transmissions, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction, the ownership or the operation of any communications tower facilities, granted or issued by the FCC and held by the Borrower or any of its Subsidiaries.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, charge, security interest, title retention agreement or other encumbrance of any kind in respect of such property.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, all fee letters, all Requests for Advance and all other certificates, documents, instruments and agreements executed or delivered by the Borrower in connection with or contemplated by this Agreement.

“Loans” shall mean the Term Loans.

“Majority Lenders” shall mean Lenders the total of whose Loans then outstanding, exceeds fifty percent (50%) of the sum of the aggregate Loans then outstanding; provided that the Commitment of, and the portion of the Loans then outstanding held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Subsidiary” shall mean any Subsidiary of the Borrower whose Adjusted EBITDA, as of the last day of any fiscal year, is greater than ten percent (10%) of the Adjusted EBITDA of the Borrower and its subsidiaries on a consolidated basis as of such date.

“Material Subsidiary Group” shall mean one or more Subsidiaries of the Borrower when taken as a whole whose Adjusted EBITDA, as of the last day of any fiscal year, is greater than ten percent (10%) of the Adjusted EBITDA of the Borrower and its subsidiaries on a consolidated basis as of such date.

“Materially Adverse Effect” shall mean (a) any material adverse effect upon the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (b) a material adverse effect upon any material rights or benefits of the Lenders or the Administrative Agent under the Loan Documents.

“Moody’s” shall mean Moody’s Investor’s Service, Inc., and its successors.

“Necessary Authorizations” shall mean all approvals and licenses from, and all filings and registrations with, any governmental or other regulatory authority, including, without limiting the foregoing, the Licenses and all approvals, licenses, filings and registrations under the Communications Act, necessary in order to enable the Borrower and its Subsidiaries to own, construct, maintain, and operate communications tower facilities and to invest in other Persons who own, construct, maintain, manage and operate communications tower facilities.

“Net Income” shall mean, for any Person and for any period of determination, net income of such Person determined in accordance with GAAP.

“New Lender” shall have the meaning ascribed thereto in Section 2.13 hereof.

“Non-Consenting Lender” shall have the meaning ascribed thereto in Section 11.11(b) hereof.

“Non-U.S. Person” shall mean a Person who is not a U.S. Person.

“Notes” shall mean, collectively, those certain term loan promissory notes in an aggregate original principal amount of up to the Commitments, issued by the Borrower to the Lenders, each one substantially in the form of Exhibit C attached hereto, and any extensions, renewals or amendments to, or replacements of, the foregoing.

“Notice of Loan Prepayment” shall mean a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” shall mean all payment and performance obligations of every kind, nature and description of the Borrower to the Lenders or the Administrative Agent, or any of them, under this Agreement and the other Loan Documents (including, without limitation, any interest, fees and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action with respect to the Borrower, whether or not such claim is allowed in such bankruptcy action), as they may be amended from time to time, or as a result of making the Loans, whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or based in tort, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Ownership Interests” shall mean, as applied to any Person, corporate stock and any and all securities, shares, partnership interests (whether general, limited, special or other), limited liability company interests, membership interests, equity interests, participations, rights or other equivalents (however designated and of any character) of corporate stock of such Person or any of the foregoing issued by such Person (whether a corporation, a partnership, a limited liability company or another type of entity) and includes, without limitation, securities convertible into Ownership Interests and rights, warrants or options to acquire Ownership Interests.

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Date” shall mean (i) with respect to any Eurocurrency Rate Loan the last day of any Interest Period and (ii) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Liens” shall mean, collectively, as applied to any Person:

(a)        (i) Liens on real estate or other property for taxes, assessments, governmental charges or levies not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books in accordance with GAAP;

(b)        Liens incurred in the ordinary course of the Borrower’s business (i) for sums not yet due or being diligently contested in good faith, or (ii) incidental to the ownership of its assets that, in each case, were not incurred in connection with the borrowing of money, such as Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen, in each case, if reserves in accordance with GAAP or appropriate provisions shall have been made therefor;

(c)        Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than sixty (60) days;

(d)        restrictions on the transfer of the Licenses or assets of the Borrower or any of its Subsidiaries imposed by any of the Licenses by the Communications Act and any regulations thereunder;

(e)        easements, rights-of-way, zoning restrictions, licenses, reservations or restrictions on use and other similar encumbrances on the use of real property which do not materially interfere with the ordinary conduct of the business of such Person or the use of such property in the operation of the business by such Person;

(f)        Liens arising by operation of law in favor of purchasers in connection with any asset sale permitted hereunder; provided, however, that such Lien only encumbers the property being sold;

(g)        Liens in respect of Capitalized Lease Obligations, so long as such Liens only attach to the assets leased thereunder, and Liens reflected by Uniform Commercial Code financing statements filed in respect of true leases or subleases of the Borrower or any of its Subsidiaries;

(h)        Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders;

(i)        judgment Liens which do not result in an Event of Default under Section 8.1(h) hereof;

(j)        Liens in connection with escrow or security deposits made in connection with Acquisitions permitted hereunder;

(k)        Liens created on any Ownership Interests of Subsidiaries of the Borrower that are not Material Subsidiaries held by the Borrower or any of its Subsidiaries; provided, however, that such Lien is not securing Indebtedness of the Borrower or any of its U.S. Subsidiaries;

(l)          Liens in favor of the Borrower or any of its Subsidiaries;

(m)        banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that such deposit account is not (i) a dedicated cash collateral account and is not subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board or other Applicable Law; and (ii) intended to provide collateral to the depositary institution;

(n)        licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to any other Person in the ordinary course of business;

(o)        Liens in the nature of trustees’ Liens granted pursuant to any indenture governing any Indebtedness permitted hereunder, in each case in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(p)        Liens on property of the Borrower or any of its Subsidiaries at the time the Borrower or such Subsidiary acquired the property, including acquisition by means of a merger or consolidation with or into the Borrower or such Subsidiary, or an acquisition of assets; provided that such Liens (i) are not created, incurred or assumed in connection with or in contemplation of such acquisition and (ii) may not extend to any other property owned by the Borrower or such Subsidiary;

(q)        Liens on property or assets of any Foreign Subsidiary of the Borrower securing the Indebtedness of such Foreign Subsidiary; and

(r)        Liens securing obligations under Hedge Agreements in an aggregate amount of such obligations not to exceed $100,000,000 at any time outstanding.

“Person” shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, an unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA or any other employee benefit plan maintained for employees of the Borrower or any of its Subsidiaries or ERISA Affiliates.

“Platform” shall have the meaning ascribed thereto in Section 6.6 hereof.

“Proposed Change” shall have the meaning ascribed thereto in Section 11.11(b) hereof.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Rate Determination Date” shall mean two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” shall mean such other day as otherwise reasonably determined by the Administrative Agent).

“Register” shall have the meaning ascribed thereto in Section 11.4(c) hereof.

“REIT” shall mean a “real estate investment trust” as defined and taxed under Section 856-860 of the Code.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement Lender” shall have the meaning ascribed thereto in Section 10.5 hereof.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of Borrower, and solely for purposes of the delivery of incumbency certificates pursuant to Section 3.1, the secretary or any assistant secretary of Borrower and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” shall mean any direct or indirect distribution, dividend or other payment to any Person (other than to the Borrower or any of its Subsidiaries) on account of any Ownership Interests of the Borrower or any of its Subsidiaries (other than dividends payable solely in Ownership Interests of such Person or in warrants or other rights or options to acquire such Ownership Interests).

“S&P” shall mean S&P Global Ratings, and its successors.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any third party whereby the Borrower or any of its Subsidiaries shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby the Borrower or any of its Subsidiaries shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Borrower or any of its Subsidiaries intend to use for substantially the same purpose or purposes as the property sold or transferred, except for such arrangements for fair market value.

“Sanctioned Country” shall mean a country or territory that is itself the target or subject of a country-wide or region-wide sanctions program administered by (a) OFAC or (b) the United Nations Security Council, European Union, any European Union member state or the United Kingdom (currently, Cuba, the Crimea region, Iran, North Korean and Syria).

“Sanctions Laws and Regulations” shall mean (i) any sanctions, prohibitions or requirements imposed by any U.S. executive order (an “Executive Order”) or by any sanctions program administered by OFAC; and (ii) any sanctions measures imposed by the United Nations Security Council, European Union, any European Union member state or the United Kingdom.

“Scheduled Unavailability Date” shall have the meaning ascribed thereto in Section 10.1(c) hereof.

“Screen Rate” shall mean the rate quote on the applicable screen page the Administrative Agent designates to determine the EURIBOR or EURIBOR Rate.

“Second Europe Closing Date” shall mean the date on which the transactions contemplated to occur on the Second Closing (as defined in the Europe Acquisition Agreement) under the Europe Acquisition Agreement are consummated.

“Seller” shall mean Telxius Telecom, S.A., a company incorporated under the laws of Spain, with registered office at Ronda de la Comunicación, s/n – Distrito Telefónica, Madrid, 28050, incorporated on 10 October 2012 (as Telefónica América, S.A.), by means of a public deed executed on that date before the notary public of Madrid Mr. Jesús Roa Martínez, under number 861 of his files, registered with the Commercial Register of Madrid, under volume 30377, sheet 55, page number M-546694, and with Tax Identification Number A-86565926.

“Senior Secured Debt” shall mean, for the Borrower and its Subsidiaries on a consolidated basis as of any date, the aggregate amount of secured Indebtedness plus Attributable Debt of such Persons as of such date (including, without limitation, Indebtedness under any Existing ABS Facility and Indebtedness under any additional ABS Facilities entered into in accordance with Section 7.1(h) hereof).

“SPC” shall have the meaning ascribed thereto in Section 11.4(f) hereof.

“Specified Acquisition Agreement Representations” shall mean the representations and warranties made by the Seller in the Specified Acquisition Agreement(s) with respect to the Specified Acquisition(s) being consummated on the applicable Closing Date that are material to the interests of the Joint Lead Arrangers or the Lenders, but only to the extent that the Borrower has the right under such Specified Acquisition Agreement(s) not to consummate the applicable Specified Acquisition(s), or to terminate its obligations under the relevant Specified Acquisition Agreement(s), as a result of such representations and warranties in such Specified Acquisition Agreement(s) not being true and correct.

“Specified Acquisition Agreements” shall mean the Europe Acquisition Agreement and the Latam Acquisition Agreement. “Specified Acquisition Agreement” shall mean the Europe Acquisition Agreement or the Latam Acquisition Agreement.

“Specified Acquisitions” shall mean the Europe Acquisition and the Latam Acquisition. “Specified Acquisition” shall mean the Europe Acquisition or the Latam Acquisition.

“Specified Representations” shall mean the representations and warranties contained in (a) the first sentence of Section 4.1(a), (b) Section 4.1(b), (c) Section 4.1(c)(iii) or (iv) (in the case of indentures, agreements, or other instruments, solely to the extent such indentures, agreements or other instruments evidence Indebtedness in an aggregate amount in excess of $400,000,000 (including, without limitation, the Existing Credit Agreements)), without giving effect to any materiality qualification therein, (d) Section 4.1(k), (e) Section 4.1(l), (f) Section 4.1(m), (g) Section 4.1(n) (in the case of Anti-Corruption Laws, solely with respect to the use of proceeds of the Loans).

“Subsidiary” shall mean, as applied to any Person, (a) any corporation, partnership or other entity of which no less than a majority of the Ownership Interests having ordinary voting power to elect a majority of its board of directors or other persons performing similar functions or such corporation, partnership or other entity, whether or not at the time any Ownership Interests of any other class or classes of such corporation, partnership or other entity shall or might have voting power by reason of the happening of any contingency, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person; provided, however, that if such Person and/or such Person’s Subsidiaries directly or indirectly own less than a majority of such Subsidiary’s Ownership Interests, then such Subsidiary’s operating or governing documents must require (i) such Subsidiary’s net cash after the establishment of reserves be distributed to its equity holders no less frequently than quarterly and (ii) the consent of such Person and/or such Person’s Subsidiaries to amend or otherwise modify the provisions of such operating or governing documents requiring such distributions, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. Notwithstanding the foregoing, no Unrestricted Subsidiary shall be deemed to be a Subsidiary of the Borrower or any of its Subsidiaries for the purposes of this Agreement or any other Loan Document.

“Successor Rate” shall have the meaning ascribed thereto in Section 10.1(c) hereof.

“Successor Rate Conforming Changes” shall mean, with respect to any Successor Rate, any conforming changes to the definition of Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for Euro (or, if the Administrative Agent determines that adoption of any portion of such market practice for Euro is not administratively feasible or that no market practice for the administration of such Successor Rate for Euro exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Syndication Agent” shall mean TD Securities (USA), LLC and Mizuho Bank, Ltd.

“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” shall mean any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” shall have the meaning assigned thereto in Section 10.3(b).

“Term Loan Commitment” shall mean, as to each Lender its obligation to make a Term Loan to the Borrower pursuant to Section 2.1 in a principal amount not to exceed the Term Loan Commitment amount set forth (a) opposite such Lender’s name on Schedule 1 or (b) in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Term Loan Maturity Date” shall mean the date that is three (3) years after the initial Closing Date to occur hereunder, or such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

“Term Loans” shall mean, collectively, the amounts advanced by the Lenders with a Term Loan Commitment to the Borrower pursuant to this Agreement.

“Ticking Fee Rate” shall have the meaning ascribed thereto in Section 2.4(b).

“Total Debt” shall mean, for the Borrower and its Subsidiaries on a consolidated basis as of any date, (a) the sum (without duplication) of (i) the outstanding principal amount of the Loans as of such date, (ii) the aggregate amount of Indebtedness plus Attributable Debt of such Persons as of such date, (iii) the aggregate amount of all Guaranties by such Persons of Indebtedness as of such date, and (iv) to the extent payable by the Borrower, an amount equal to the aggregate exposure of the Borrower under any Hedge Agreements permitted pursuant to Section 7.1 hereof, as calculated on a marked to market basis as of the last day of the fiscal quarter being tested or the last day of the most recently completed fiscal quarter, as applicable less (b) the sum of all unrestricted domestic cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date.“Transactions” shall mean (i) the Specified Acquisitions, (ii) the entering into this Agreement and the Existing Credit Agreements and the funding hereunder and thereunder in connection with the consummation of the Specified Acquisitions and (iii) the payment of costs and expenses in connection with the foregoing.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Person” shall mean a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or any estate or trust that is subject to Federal income taxation regardless of the source of its income.

“U.S. Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower that is hereafter designated by the Borrower as an Unrestricted Subsidiary by notice to the Administrative Agent and the Lenders; provided that (a) no Material Subsidiary shall be designated as an Unrestricted Subsidiary without the prior written consent of the Majority Lenders, (b) the aggregate Adjusted EBITDA of the Unrestricted Subsidiaries (without duplication) shall not exceed 20% of consolidated Adjusted EBITDA of the Borrower and its subsidiaries, and (c) no Subsidiary of the Borrower may be designated as an Unrestricted Subsidiary after the occurrence and during the continuance of a Default or an Event of Default; provided, further, that the designation by the Borrower of a Subsidiary as an Unrestricted Subsidiary may be revoked by the Borrower at any time by notice to the Administrative Agent and the Lenders so long as no Default would be caused thereby, from and after which time such Subsidiary will no longer be an Unrestricted Subsidiary.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2        Interpretation. Except where otherwise specifically restricted, reference to a party to this Agreement or any other Loan Document includes that party and its successors and assigns. All capitalized terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York or other applicable jurisdiction on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein. Whenever any agreement, promissory note or other instrument or document is defined in this Agreement, such definition shall be deemed to mean and include, from and after the date of any amendment, restatement, supplement, confirmation or modification thereof, such agreement, promissory note or other instrument or document as so amended, restated, supplemented, confirmed or modified, unless stated to be as in effect on a particular date. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 1.3        Cross References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause in such Article, Section or definition.

Section 1.4        Accounting Provisions. Unless otherwise expressly provided herein, all references in this Agreement to GAAP shall mean GAAP as in effect on the date of this Agreement as published by the Financial Accounting Standards Board. All accounting terms used in this Agreement and not defined expressly, completely or specifically herein shall have the respective meanings given to them, and shall be construed, in accordance with GAAP. All financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in accordance with GAAP applied in a manner consistent with that used to prepare the most recent audited consolidated financial statements of the Borrower and its Subsidiaries. All financial or accounting calculations or determinations required pursuant to this Agreement shall be made, and all references to the financial statements of the Borrower, Adjusted EBITDA, Senior Secured Debt, Total Debt, Interest Expense, Consolidated Total Assets and other such financial terms shall be deemed to refer to such items, unless otherwise expressly provided herein, on a consolidated basis for the Borrower and its Subsidiaries. Notwithstanding the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements of the Borrower for the fiscal year ended December 31, 2018 for all purposes, notwithstanding any change in GAAP relating thereto, including with respect to Accounting Standards Codification 842.

Section 1.5        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE 2 - LOANS

Section 2.1        The Term Loans. The Lenders party to this Agreement severally, and not jointly, subject to the terms and the conditions of this Agreement, agree to make loans in Euro to the Borrower on the Closing Dates in an amount not to exceed (i) in the aggregate, the Commitments of all Lenders and (ii) individually, such Lender’s Term Loan Commitment. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

Section 2.2        Manner of Advance and Disbursement.

(a)        Choice of Interest Rate, Etc. The Advances hereunder shall be made as Eurocurrency Rate Loans. Any notice given to the Administrative Agent in connection with a requested Advance shall be given to the Administrative Agent prior to 11:00 a.m. (New York, New York time) in order for such Business Day to count toward the minimum number of Business Days required.

(b)        [reserved]

(c)        Eurocurrency Rate Loans. Upon request, the Administrative Agent, whose determination in absence of manifest error shall be conclusive, shall determine the available EURIBOR Basis and shall notify the Borrower of such EURIBOR Basis to apply for the applicable Eurocurrency Rate Loan.

(i)        Advances. The Borrower shall give the Administrative Agent in the case of Eurocurrency Rate Loans at least three (3) Business Days’ irrevocable prior telephonic notice followed immediately by a Committed Loan Notice; provided, however, that the Borrower’s failure to confirm any telephonic notice with a Committed Loan Notice shall not invalidate any notice so given if acted upon by the Administrative Agent. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone, email or telecopy of the contents thereof.

(ii)        Continuations. At least three (3) Business Days prior to the Payment Date for each Eurocurrency Rate Loan, the Borrower shall give the Administrative Agent telephonic notice followed by written notice specifying whether all or a portion of such Eurocurrency Rate Loan (A) is to be Continued in whole or in part as one or more Eurocurrency Rate Loans, or (B) is to be repaid. The failure to give such notice shall be considered a request to Continue such Advance as a EURIBOR Rate Advance with a one month Interest Period. Upon such Payment Date such Eurocurrency Rate Loan will, subject to the provisions hereof, be so Continued or repaid, as applicable.

(d)        Notification of Lenders. Upon receipt of irrevocable prior telephonic notice in accordance with Section 2.2(b) or (c) hereof or a Committed Loan Notice, or a notice of Continuation from the Borrower with respect to any outstanding Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly but no later than the close of business on the day of such notice notify each Lender having the applicable Commitment or holding a Loan subject to such request for an Advance by telephone, followed promptly by written notice (which may be delivered by email) or telecopy, of the contents thereof and the amount of such Lender’s portion of the Advance. Each Lender having the applicable Commitment or holding a Loan subject to such request for an Advance shall, not later than 12:00 noon (New York, New York time) on the date of borrowing specified in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of its portion of any Advance that represents a borrowing hereunder in immediately available funds. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement.

(e)        Disbursement.

(i)        Prior to 2:00 p.m. (New York, New York time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 3 hereof, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (A) transferring the amounts so made available by wire transfer pursuant to the Borrower’s instructions, or (B) in the absence of such instructions, crediting the amounts so made available to the account of the Borrower maintained with the Administrative Agent.

(ii)        Unless the Administrative Agent shall have received notice from a Lender holding a Loan subject to such request for an Advance prior to 12:00 noon (New York, New York time) on the date of a requested Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent a Lender does not make such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(iii)        If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the Advances for purposes of this Agreement. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor and the Administrative Agent has made such corresponding amount available to the Borrower, the Administrative Agent shall notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, with interest at a rate in accordance with market practice from the date the Administrative Agent made such amount available to the Borrower. The Borrower shall not be obligated to pay, and such amount shall not accrue, any interest or fees on such amount other than as provided in the immediately preceding sentence. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

Section 2.3        Interest.

(a)        On Base Rate Loans. Interest on each Base Rate Loan computed pursuant to clause (b) of the definition of Base Rate shall be computed on the basis of a year of 365/366 days and interest computed pursuant to clause (a) of the definition of Base Rate shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed and shall be payable at the Base Rate Basis for such Base Rate Loan, in arrears on the applicable Payment Date. Interest on Base Rate Loans then outstanding shall also be due and payable on the Term Loan Maturity Date.

(b)        On Eurocurrency Rate Loans. Interest on each Loan shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable at the EURIBOR Basis for such Loan, in arrears on the applicable Payment Date, and, in addition, if the Interest Period for a Loan exceeds three (3) months, interest on such Loan shall also be due and payable in arrears on every three (3) month anniversary of the beginning of such Interest Period. Interest on Loans then outstanding shall also be due and payable on the Term Loan Maturity Date.

(c)        [Intentionally Omitted].

(d)        Interest Upon Event of Default. Immediately upon the occurrence of an Event of Default under Section 8.1(b), (f) or (g) hereunder and following a request from the Majority Lenders upon the occurrence of any other Event of Default hereunder, the outstanding principal balance of the Loans shall bear interest at the Default Rate. Such interest shall be payable on demand by the Majority Lenders and shall accrue until the earlier of (i) waiver or cure of the applicable Event of Default, (ii) agreement by the Majority Lenders (or, if applicable to the underlying Event of Default, the Lenders) to rescind the charging of interest at the Default Rate or (iii) payment in full of the Obligations.

(e)        EURIBOR Contracts. At no time may the number of outstanding Eurocurrency Rate Loans hereunder exceed ten (10).

(f)        Applicable Margin.

(i)        With respect to any Loans, the Applicable Margin shall be a percentage per annum determined by reference to the Applicable Debt Rating (as such Applicable Debt Rating is determined pursuant to Section 2.3(f)(ii)) in effect on such date as set forth below:

	Applicable Debt Rating	Eurocurrency Rate Loan Applicable Margin	Base Rate Loan Applicable Margin	Ticking Fee Rate
A.	> A- / A3 / A-	0.875%	0.000%	0.08%
B.	BBB+ / Baa1/ BBB+	1.000%	0.000%	0.10%
C.	BBB / Baa2 / BBB	1.125%	0.125%	0.11%
D.	BBB- / Baa3 / BBB-	1.250%	0.250%	0.15%
E.	BB+ / Ba1 / BB+	1.500%	0.500%	0.20%
F.	< BB/ Ba2 / BB	1.625%	0.625%	0.30%

(ii)        Changes in Applicable Margin and Ticking Fee Rate; Determination of Debt Rating. Changes to the Applicable Margin and Ticking Fee Rate shall be effective as of the next Business Day after the day on which the Debt Rating changes. Any change to any Debt Rating established by S&P, Moody’s or Fitch shall be effective as of the date on which such change is first announced publicly by the applicable rating agency making such change and on and after that day the changed Debt Rating shall be the Debt Rating of such rating agency for purposes of this Agreement. If none of S&P, Moody’s or Fitch shall have in effect a Debt Rating, the Applicable Margin and Ticking Fee Rate shall be set in accordance with part E of the table set forth in Section 2.3(f)(i). If S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

Section 2.4        Fees.

(a)        Fees. The Borrower agrees to pay to the Administrative Agent and the Joint Lead Arrangers certain fees in connection with the execution and delivery of this Agreement as provided in the fee letters delivered in connection herewith.

(b)        Ticking Fees. The Borrower agrees to pay to each Lender a ticking fee equal to the ticking fee rate (the “Ticking Fee Rate”) as set forth in Section 2.3(f) (computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be) on the undrawn amount of each Lender’s Term Loan Commitment, commencing upon the later of (x) the execution and delivery of this Agreement and (y) March 14, 2021, which ticking fees shall be payable quarterly in arrears (i) on the last Business Day of each March, June, September and December and (ii) on the earlier of (x) the third Closing Date and (y) the date on which the Commitments terminate.

Section 2.5        Mandatory Commitment Reductions. The Commitments shall automatically be reduced by the amount of each funding that occurs on a Closing Date. The Commitments shall automatically terminate in full after the funding hereunder on the third Closing Date. In addition, the Commitments shall automatically terminate in full upon the first to occur of (i) the consummation of the Europe Acquisition, (ii) the termination in accordance with the terms of the Europe Acquisition Agreement or the public announcement by the Borrower of the abandonment of the Europe Acquisition; provided that this clause (ii) shall not apply to the partial termination of the Europe Acquisition Agreement in accordance with its terms with respect to Towers Zweite (as defined in the Europe Acquisition Agreement) if the German Condition Precedent (as defined in the Europe Acquisition Agreement) has not been satisfied and (iii) July 13, 2021 (or, if the Long Stop Date (as defined in the Europe Acquisition Agreement as in effect on January 13, 2021) is extended pursuant to Section 4.3 of the Europe Acquisition Agreement as in effect on January 13, 2021, April 13, 2022) unless the First Europe Closing Date has occurred on or before such date.

Section 2.6        Prepayments and Repayments.

(a)        Prepayment. The principal amount of any Loan may be prepaid in full or ratably in part, upon three (3) Business Days’ prior written notice, or telephonic notice followed immediately by written notice, to the Administrative Agent, pursuant to the delivery to the Administrative Agent of a Notice of Loan Prepayment, without premium or penalty; provided, however, that, to the extent prepaid prior to the applicable Payment Date for such Loan, the Borrower shall reimburse the applicable Lenders, on the earlier of (A) demand by the applicable Lender or (B) the Term Loan Maturity Date, for any loss or out-of-pocket expense incurred by any such Lender in connection with such prepayment, as set forth in Section 2.9 hereof; and provided further, however, that (i) the Borrower’s failure to confirm any telephonic notice with a written notice shall not invalidate any notice so given if acted upon by the Administrative Agent and (ii) any notice of prepayment given hereunder may be revoked by the Borrower at any time. Any prepayment hereunder shall be in amounts of not less than

€2,000,000.00 and in an integral multiple of €1,000,000.00 (or, if the Loans have been converted to Base Rate Loans, any prepayment hereunder shall be in amounts of not less than $2,000,000.00 and in an integral multiple of $1,000,000.00). Amounts prepaid shall be paid together with accrued interest on the amount so prepaid.

(b)        Repayments. The Borrower shall repay the Loans, together with accrued interest and fees with respect thereto, in full on the Term Loan Maturity Date.

Section 2.7        Notes; Loan Accounts.

(a)        The Loans shall be repayable in accordance with the terms and provisions set forth herein. If requested by a Lender, one (1) Note duly executed and delivered by one or more Authorized Signatories of the Borrower, shall be issued by the Borrower and payable to such Lender in an amount equal to such Lender’s Commitment.

(b)        Each Lender may open and maintain on its books in the name of the Borrower a loan account with respect to its portion of the Loans and interest thereon. Each Lender which opens such a loan account shall debit such loan account for the principal amount of its portion of each Advance made by it and accrued interest thereon, and shall credit such loan account for each payment on account of principal of or interest on its Loans. The records of a Lender with respect to the loan account maintained by it shall be prima facie evidence of its portion of the Loans and accrued interest thereon absent manifest error, but the failure of any Lender to make any such notations or any error or mistake in such notations shall not affect the Borrower’s repayment obligations with respect to such Loans.

Section 2.8        Manner of Payment.

(a)        Each payment (including, without limitation, any prepayment) by the Borrower on account of the principal of or interest on the Loans and any other amount owed to the Lenders or the Administrative Agent or any of them under this Agreement or the Notes shall be made not later than 1:00 p.m. (New York, New York time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders or the Administrative Agent, as the case may be, in lawful money of the United States of America in immediately available funds. Any payment received by the Administrative Agent after 1:00 p.m. (New York, New York time) shall be deemed received on the next Business Day. Receipt by the Administrative Agent of any payment intended for any Lender or Lenders hereunder prior to 1:00 p.m. (New York, New York time) on any Business Day shall be deemed to constitute receipt by such Lender or Lenders on such Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly, but no later than the close of business on the date such payment is deemed received, thereafter distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the applicable Lenders accordingly.

(b)        The Borrower agrees to pay principal, interest, fees and all other amounts due hereunder or under the Notes without set-off or counterclaim or any deduction whatsoever, except as provided in Section 10.3 hereof.

(c)        Prior to the acceleration of the Loans under Section 8.2 hereof, if some but less than all amounts due from the Borrower are received by the Administrative Agent with respect to the Obligations, the Administrative Agent shall distribute such amounts in the following order of priority, all on a pro rata basis to the Lenders: (i) to the payment on a pro rata basis of any fees or expenses then due and payable to the Administrative Agent or expenses then due and payable to the Lenders; (ii) to the payment of interest then due and payable on the Loans on a pro rata basis and of fees then due and payable to the Lenders on a pro rata basis; (iii) to the payment of all other amounts not otherwise referred to in this Section 2.8(c) then due and payable to the Administrative Agent and the Lenders, or any of them, hereunder or under the Notes or any other Loan Document; and (iv) to the payment of principal then due and payable on the Loans on a pro rata basis.

(d)        Subject to any contrary provisions in the definition of Interest Period, if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

Section 2.9        Reimbursement.

(a)        Whenever any Lender shall sustain or incur any losses or reasonable out-of-pocket expenses in connection with (i) the failure by the Borrower to borrow or Continue any Eurocurrency Rate Loan after having given notice of its intention to borrow or Continue such Advance in accordance with Section 2.2 or 2.6 hereof (whether by reason of the Borrower’s election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3 hereof, but not as a result of a failure of such Lender to make a Loan in accordance with the terms of this Agreement), or (ii) the prepayment other than on the applicable Payment Date (or failure to prepay after giving notice thereof) of any Eurocurrency Rate Loan in whole or in part for any reason, the Borrower agrees to pay to such Lender, upon such Lender’s demand, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses or out-of-pocket expenses, as set forth in writing and accompanied by calculations in reasonable detail demonstrating the basis for its demand, shall be presumptively correct absent manifest error.

(b)        Losses subject to reimbursement hereunder shall include, without limiting the generality of the foregoing, reasonable out-of-pocket expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, paid, repaid, not borrowed, or not paid, as the case may be, but not losses resulting from lost Applicable Margin or other margin. Losses subject to reimbursement will be payable whether the Term Loan Maturity Date is changed by virtue of an amendment hereto (unless such amendment expressly waives such payment) or as a result of acceleration of the Loans.

(c)        Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.9 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any losses or expenses incurred more than six (6) months prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such losses or expenses and of such Lender’s intention to claim compensation therefor.

Section 2.10        Pro Rata Treatment.

(a)        [Intentionally Omitted.]

(b)        Payments. Except as provided in Article 10 hereof, each payment and prepayment of principal of, and interest on, the Loans shall be made to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding under the applicable Loans immediately prior to such payment or prepayment.

(c)        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably, provided that:

(i)        if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this Section shall not be construed to apply to (y) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including, without limitation, the right of set-off) with respect to such participation as fully as if such purchasing Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.11        Capital Adequacy. If after the date hereof, the adoption of any Applicable Law regarding the capital adequacy or liquidity of banks or bank holding companies, or any change in Applicable Law (whether adopted before or after the Effective Date) or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, including any such change resulting from the enactment or issuance of any regulation or regulatory interpretation affecting existing Applicable Law, or compliance by such Lender (or the bank holding company of such Lender) with any directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder with respect to the Loans to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy or liquidity immediately before such adoption, change or compliance and assuming that such Lender’s (or the bank holding company of such Lender) capital was fully utilized prior to such adoption, change or compliance) by an amount reasonably deemed by such Lender to be material, then, upon demand by such Lender, the Borrower shall promptly pay to such Lender such additional amounts as shall be sufficient to compensate such Lender (on an after-tax basis and without duplication of amounts paid by the Borrower pursuant to Section 10.3) for such reduced return which is reasonably allocable to this Agreement, together with interest on such amount from the fourth (4th) Business Day after the date of demand or the Term Loan Maturity Date, as applicable, until payment in full thereof at the Default Rate; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be enacted, adopted or issued after the date hereof, regardless of the date enacted, adopted or issued. A certificate of such Lender setting forth the amount to be paid to such Lender by the Borrower as a result of any event referred to in this paragraph and supporting calculations in reasonable detail shall be presumptively correct absent manifest error. Notwithstanding any other provision of this Section 2.11, no Lender shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12      Lender Tax Forms.

(i)        Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii)(a) and (ii)(b) of this Section) shall not be required if in the Lenders’ reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing:

(a)        On or prior to the Effective Date and on or prior to the first Business Day of each calendar year thereafter, to the extent it may lawfully do so at such time, each Lender which is a Non-U.S. Person shall provide each of the Administrative Agent and the Borrower (A) if such Lender is a “bank” under Section 881(c)(3)(A) of the Code, with a properly executed original of Internal Revenue Service Form W-8BEN (or W-8BEN-E, as applicable) or W-8ECI (or any successor form) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower and the Administrative Agent, as the case may be, certifying (i) as to such Lender’s status as exempt from United States Federal withholding taxes with respect to all payments to be made to such Lender hereunder and under the Notes or (ii) that all payments to be made to such Lender hereunder and under the Notes are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN (or W-8BEN-E, as applicable), or any subsequent versions thereof or successors thereto (and, if such Lender delivers a Form W-8BEN (or W-8BEN-E, as applicable), a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten-percent (10%) shareholder (within the meaning of Section 871(h)(3)(B) of the Code and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Lender, indicating that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes as permitted by the Code. If a payment made to a Lender under this Agreement would be subject to withholding tax imposed under FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by Applicable Law (included as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent or the Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

(b)        On or prior to the Effective Date, and to the extent permitted by applicable U.S. Federal law, on or prior to the first Business Day of each calendar year thereafter, each Lender which is a U.S. Person shall provide the Administrative Agent and the Borrower a duly completed and executed copy of the Internal Revenue Service Form W-9 or successor form to the effect that it is a U.S. Person.

Each Lender agrees that if any form or certification it previously delivered becomes inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. In addition, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete, upon written request by the Borrower or the Administrative Agent, such Lender shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Section 2.13        [Reserved].

Section 2.14        Defaulting Lender(a) . (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.11.

(b)        If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon that Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3 - CONDITIONS PRECEDENT

Section 3.1        Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the prior or contemporaneous fulfillment (in the reasonable opinion of the

Administrative Agent), or, if applicable, receipt by the Administrative Agent (in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders) of each of the following:

(a)        this Agreement duly executed by all relevant parties;

(b)        a loan certificate of the Borrower dated as of the Effective Date, in substantially the form attached hereto as Exhibit D, including a certificate of incumbency with respect to each Authorized Signatory of the Borrower, together with the following items: (i) a true, complete and correct copy of the articles of incorporation and by-laws of the Borrower as in effect on the Effective Date, (ii) a certificate of good standing for the Borrower issued by the Secretary of State of Delaware, and (iii) a true, complete and correct copy of the resolutions of the Borrower authorizing it to execute, deliver and perform each of the Loan Documents to which it is a party;

(c)        legal opinions of (i) Cleary Gottlieb Steen & Hamilton LLP, special counsel to the Borrower and (ii) Edmund DiSanto, Esq., General Counsel of the Borrower, addressed to each Lender and the Administrative Agent and dated as of the Effective Date;

(d)        receipt by the Borrower of evidence that all Necessary Authorizations, other than Necessary Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect, including all necessary consents to the closing of this Agreement, have been obtained or made, are in full force and effect and are not subject to any pending or, to the knowledge of the Borrower, threatened reversal or cancellation;

(e)        each of the representations and warranties in Article 4 hereof are true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Materially Adverse Effect, which shall be true and correct, as of the Effective Date, and no Default then exists;

(f)        at least three (3) Business Days prior to the Effective Date, to the extent reasonably requested in writing at least ten (10) Business Days prior to the Effective Date, (i) the documentation that the Administrative Agent and the Lenders are required to obtain from the Borrower under Section 326 of the USA PATRIOT ACT (P.L. 107-56, 115 Stat. 272 (2001)) and under any other provision of the Patriot Act, the Bank Secrecy Act (P.L. 91-508, 84 Stat. 1118 (1970)) or any regulations under such Act or the Patriot Act that contain document collection requirements that apply to the Administrative Agent and the Lenders and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Certification to each Lender that so requests;

(g)        all fees and expenses required to be paid in connection with this Agreement to the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers and the Lenders shall have been (or shall be simultaneously) paid in full;

(h)        audited consolidated financial statements for the three years ended December 31, 2019, and unaudited consolidated financial statements for each of the three quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, in each case of the Borrower and its Subsidiaries;

(i)        a certificate of the president, chief financial officer or treasurer of the Borrower as to the financial performance of the Borrower and its Subsidiaries, substantially in the form of Exhibit E attached hereto, and, to the extent applicable, using information contained in the financial statements delivered pursuant to clause (h) of this Section 3.1 in respect of the quarter ending September 30, 2020; and

(j)        a certificate of a Responsible Officer of the Borrower confirming that the commitments under the Commitment Letter, dated as of January 13, 2021 among the Borrower, Bank of America, N.A., BofA Securities, Inc. and other Commitment Parties (as defined therein) from time to time party thereto, of the Commitment Parties party thereto have been (or concurrently with the occurrence of the Effective Date will be) reduced by the aggregate amount of the Commitments hereunder.

Section 3.2        Conditions Precedent to Funding. The obligation of each Lender to make any Loan requested to be made by it on a Closing Date is subject to the following conditions precedent as of such date:

(a)        The Effective Date shall have occurred.

(b)        The Specified Acquisition(s) in respect of which the funding hereunder is being made shall have been consummated, or substantially concurrently with the funding hereunder shall be consummated, in each case pursuant to and on the terms and conditions set forth in the Specified Acquisition Agreement(s) in respect of such Specified Acquisition(s) and without giving effect to amendments, supplements, waivers or other modifications to or consents under such Specified Acquisition Agreement(s) that are adverse in any material respect to the Lenders and that have not been approved by the Joint Lead Arrangers, such approval not to be unreasonably withheld or delayed (it being understood and agreed that (a) any decrease in the purchase price shall be deemed to be materially adverse to the Lenders unless the aggregate decrease does not exceed 10% and is allocated as agreed with the Joint Lead Arrangers and (b) any increase in the purchase price shall be deemed not to be materially adverse so long as not financed with the incurrence of Indebtedness).

(c)        The Joint Lead Arrangers shall have received in the case of the Borrower (i) audited consolidated balance sheets and related audited statements of operations, stockholders’ equity and cash flows of the Borrower for each of the three fiscal years most recently ended at least 60 days prior to each Closing Date (and audit reports for such financial statements shall not be subject to any qualification or “going concern” disclosures) and (ii) unaudited consolidated balance sheets and related unaudited statements of operations, stockholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter ended at least 40 days prior to such Closing Date. Reports and financial statements required to be delivered pursuant to clauses (i) and (ii) above shall be deemed to have been delivered on the date on which such reports, or reports containing such financial statements, are made publicly available on the SEC’s EDGAR database.

(d)        All costs, fees, expenses and other compensation required by the Commitment Letter and the Fee Letter (as defined in the Commitment Letter) to be payable to the Joint Lead Arrangers, the Administrative Agent or the Lenders at or prior to each Closing Date (in the case of expenses, to the extent invoiced at least two business days prior to such Closing Date) shall have been paid to the extent due.

(e)        The Administrative Agent shall have received a solvency certificate in substantially the form of Annex I to Annex C to the Commitment Letter.

(f)        After giving effect to the Transactions, no Event of Default shall have occurred and be continuing under Section 8.1(b), (f) or (g).

(g)    The Specified Representations and Specified Acquisition Agreement Representations shall be true and correct in all material respects.

(h)    The Administrative Agent shall have received in accordance with the provisions of Section 2.2 a duly executed Committed Loan Notice.

Each submission by the Borrower to the Administrative Agent of a Committed Loan Notice with respect to a Loan and the acceptance by the Borrower of the proceeds of each such Loan made hereunder shall constitute a representation and warranty by the Borrower as of the applicable Closing Date in respect of such Loan that all the conditions contained in this Section 3.2 have been satisfied.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

Section 4.1        Representations and Warranties. The Borrower hereby represents and warrants in favor of the Administrative Agent and each Lender on the Effective Date (other than with respect to Section 4.1(m)) and on each Closing Date (after giving effect to the Transactions):

(a)        Organization; Ownership; Power; Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Borrower has the power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted. The Subsidiaries of the Borrower and the direct and indirect ownership thereof as of the Effective Date are as set forth on Schedule 3 attached hereto. Except as would not reasonably be expected to have a Materially Adverse Effect, each Subsidiary of the Borrower is a corporation, limited liability company, limited partnership or other legal entity duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted.

(b)        Authorization; Enforceability. The Borrower has the corporate power, and has taken all necessary action, to authorize it to borrow hereunder, to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Borrower and is, and each of the other Loan Documents to which the Borrower is party is, a legal, valid and binding obligation of the Borrower and enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

(c)        Compliance with Other Loan Documents and Contemplated Transactions. The execution, delivery and performance, in accordance with their respective terms, by the Borrower of this Agreement, the Notes, and each of the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) require any consent or approval, governmental or otherwise, not already obtained, (ii) violate any Applicable Law respecting the Borrower, (iii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or by-laws, as amended, of the Borrower, or under any indenture, agreement, or other instrument, including without limitation the Licenses, to which the Borrower is a party or by which the Borrower or its respective properties is bound that is material to the Borrower and its Subsidiaries on a consolidated basis or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of the Material Subsidiaries, except for Liens permitted pursuant to Section 7.2 hereof.

(d)        Compliance with Law. The Borrower and its Subsidiaries are in compliance with all Applicable Law, except where the failure to be in compliance therewith would not individually or in the aggregate have a Materially Adverse Effect.

(e)        Title to Assets. The Borrower and its Subsidiaries have good title to, or a valid leasehold interest in, all of their respective assets, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect. None of the properties or assets of the Borrower or any Material Subsidiary is subject to any Liens, except for Liens permitted pursuant to Section 7.2 hereof.

(f)        Litigation. There is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any of their respective properties, including without limitation the Licenses, in any court or before any arbitrator of any kind or before or by any governmental body (including, without limitation, the FCC) that (i) calls into question the validity of this Agreement or any other Loan Document or (ii) would reasonably be expected to have a Materially Adverse Effect, other than as may be disclosed in the public filings of the Borrower with the Securities and Exchange Commission prior to the Effective Date.

(g)        Taxes. All Federal income, other material Federal and material state and other tax returns of the Borrower and its Material Subsidiaries required by law to be filed have been duly filed and all Federal income, other material Federal and material state and other taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by the Borrower or any of its Subsidiaries or imposed upon the Borrower or any of its Subsidiaries or any of their respective properties, income, profits or assets, which are due and payable, have been paid, except any such taxes (i) (x) the payment of which the Borrower or any of its Subsidiaries is diligently contesting in good faith by appropriate proceedings, (y) for which adequate reserves in accordance with GAAP have been provided on the books of such Person, and (z) as to which no Lien other than a Lien permitted pursuant to Section 7.2 hereof has attached, or (ii) which may result from audits not yet conducted, or (iii) as to which the failure to pay would not reasonably be expected to have a Materially Adverse Effect.

(h)        Financial Statements. The Borrower has furnished or caused to be furnished to the Administrative Agent the audited financial statements for the Borrower and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2019, and the consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2020 and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of the Borrower, all of which have been prepared in accordance with GAAP and present fairly, subject, in the case of said balance sheet as at September 30, 2020, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments and the absence of footnotes, in all material respects the financial position of the Borrower and its Subsidiaries on a consolidated basis, on and as at such dates and the results of operations for the periods then ended. As of the Effective Date, none of the Borrower or its Subsidiaries has any liabilities, contingent or otherwise, that are material to the Borrower and its Subsidiaries on a consolidated basis other than as disclosed in the financial statements referred to in the preceding sentence or in the reports filed by the Borrower with the Securities and Exchange Commission prior to the Effective Date or the Obligations.

(i)        No Material Adverse Change. Other than as may be disclosed in the public filings of the Borrower with the Securities and Exchange Commission prior to the Effective Date, there has occurred no event since December 31, 2019 which has had or which would reasonably be expected to have a Materially Adverse Effect.

(j)        ERISA. The Borrower and its Subsidiaries and, to the best of their knowledge, their ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the currently applicable provisions of ERISA and the Code except where any failure or non-compliance would not reasonably be expected to result in a Materially Adverse Effect.

(k)        Compliance with Regulations U and X. The Borrower does not own or presently intend to own an amount of “margin stock” as defined in Regulations U and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (“margin stock”) representing twenty-five percent (25%) or more of the total assets of the Borrower, as measured on both a consolidated and unconsolidated basis. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of any of the above-mentioned regulations.

(l)        Investment Company Act. The Borrower is not required to register under the provisions of the Investment Company Act of 1940, as amended.

(m)        Solvency. As of each Closing Date and after giving effect to the transactions contemplated by the Loan Documents (i) the assets and property of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the total amount of liabilities, including contingent liabilities of the Borrower and its Subsidiaries on a consolidated basis; (ii) the capital of the Borrower and its Subsidiaries on a consolidated basis will not be unreasonably small to conduct its business as such business is now conducted and expected to be conducted following such Closing Date; (iii) the Borrower and its Subsidiaries on a consolidated basis will not have incurred debts, or have intended to incur debts, beyond their ability to pay such debts as they mature; and (iv) the present fair salable value of the assets and property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay their probable liabilities (including debts) as they become absolute and matured. For purposes of this Section, the amount of contingent liabilities at any time will be computed as the amount that, in light of all the facts and circumstances existing as such time, can reasonably be expected to become an actual or matured liability.

(n)        Designated Persons; Sanctions Laws and Regulations. Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of their respective directors or officers is a Designated Person. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower, its directors, are in compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations, in each case, in all material respects.

(o)        Beneficial Ownership Certifications. As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification, if any, provided to any Lender in connection with this Agreement is true and correct in all respects.

Section 4.2        Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement and any other Loan Document, shall be deemed to be made, and shall be true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Materially Adverse Effect, which shall be true and correct, at and as of the Effective Date (other than with respect to Section 4.1(m)) and each Closing Date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lenders and the Administrative Agent, any investigation or inquiry by any Lender or the Administrative Agent, or the making of any Advance under this Agreement.

ARTICLE 5 - GENERAL COVENANTS

The Borrower covenants and agrees that from and after the Effective Date and so long as any Lender shall have any commitment or obligation hereunder or any of the Obligations (other than indemnification, reimbursement and contingent obligations for which no claim has been made) are outstanding and unpaid, unless the Majority Lenders shall otherwise give prior written consent thereto:

Section 5.1      Preservation of Existence and Similar Matters. Except as permitted under Section 7.3 hereof or to the extent required for the Borrower or any of its Subsidiaries to maintain its status as a REIT, the Borrower will, and will cause each of its Subsidiaries to, preserve and maintain its existence, and its material rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation, including, without limitation, the Licenses and all other Necessary Authorizations, except where the failure to do so would not reasonably be expected to have a Materially Adverse Effect.

Section 5.2      Compliance with Applicable Law. The Borrower will, and will cause each of its Subsidiaries to comply in all respects with the requirements of all Applicable Law, except when the failure to comply therewith would not reasonably be expected to have a Materially Adverse Effect.

Section 5.3      Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted) all properties then used or useful in their respective businesses (whether owned or held under lease) that, individually or in the aggregate, are material to the conduct of the business of the Borrower and its Subsidiaries on a consolidated basis, except where the failure to maintain would not reasonably be expected to have a Materially Adverse Effect.

Section 5.4      Accounting Methods and Financial Records. The Borrower will, and will cause each of its Subsidiaries on a consolidated and consolidating basis to, maintain a system of accounting established and administered in accordance with generally accepted accounting principles, keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles and reflecting all transactions required to be reflected by generally accepted accounting principles, and keep accurate and complete records of their respective properties and assets.

Section 5.5      Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain insurance (including self-insurance) with respect to its properties and business that are material to the conduct of the business of the Borrower and its Subsidiaries on a consolidated basis from responsible companies in such amounts and against such risks as are customary for companies engaged in the same or similar business, with all premiums thereon to be paid by the Borrower and the Material Subsidiaries.

Section 5.6      Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all Federal income, other material Federal and material state and other material taxes required to be paid by them or imposed upon them or their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, which, if unpaid, might become a Lien or charge upon any of their properties (other than Liens permitted pursuant to Section 7.2 hereof); provided, however, that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the appropriate books or where the failure to pay would not reasonably be expected to have a Materially Adverse Effect.

Section 5.7      Visits and Inspections. The Borrower will, and will cause each Material Subsidiary to, permit representatives of the Administrative Agent and any of the Lenders, upon reasonable notice, to (a) visit and inspect the properties of the Borrower or any Material Subsidiary during business hours, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers and accountants (with representatives of the Borrower participating in such discussions with their accountants) their respective businesses, assets, liabilities, financial positions, results of operations and business prospects, all at such reasonable times and as often as reasonably requested.

Section 5.8      Use of Proceeds. The Borrower will use the aggregate proceeds of the Advances to finance all or a portion of the Specified Acquisitions and to pay fees and expenses incurred in connection with the Transactions.

Section 5.9      Maintenance of REIT Status. The Borrower will, at all times, conduct its affairs in a manner so as to continue to qualify as a REIT and elect to be treated as a REIT under all Applicable Laws, rules and regulations until such time as the board of directors of the Borrower deems it in the best interests of the Borrower and its stockholders not to remain qualified as a REIT.

Section 5.10      Senior Credit Facilities. If the provisions of Articles 7 (Negative Covenants) and/or 8 (Default) (and the definitions of defined terms used therein) of any of the Existing Credit Agreements are proposed to be amended or otherwise modified in a manner that is more restrictive from the Borrower’s perspective (a “Restrictive Change”), the Borrower covenants and agrees that it shall (a) provide the Lenders with written notice describing such proposed Restrictive Change promptly and in any event prior to the effectiveness of such Restrictive Change, and (b) upon fifteen (15) Business Days prior written notice from the Majority Lenders requesting that such Restrictive Change be effected with respect to this Agreement, take such steps as are necessary to effect a Restrictive Change with respect to this Agreement that is acceptable to the Majority Lenders and the Borrower; provided, that, in the event the Borrower fails to effect such equivalent Restrictive Change within such fifteen (15) Business Day period, then, such Restrictive Change to such Existing Credit Agreement shall automatically be applied to this Agreement; provided, further that (i) no default or event of default would occur solely by reason of such amendment to this Agreement or any other debt agreement of the Borrower, and (ii) such Restrictive Change shall not be made if doing so would cause the Borrower to fail to maintain, or prevent it from being able to elect, REIT status. Notwithstanding the foregoing, any such Restrictive Change made to this Agreement hereunder shall remain in effect until such time as the applicable Existing Credit Agreement has matured or otherwise been terminated, at which point, unless the Borrower’s Debt Ratings (or their related outlooks) have declined since the date this Agreement was executed, the Administrative Agent, Lenders and the Borrower will take such steps as are necessary to amend this Agreement to remove entirely any such amendments made under this Section 5.10 to this Agreement; provided, however, that in the event that (A) the applicable Existing Credit Agreement has matured or otherwise been terminated, and (B) the Borrower’s Debt Ratings (or their related outlooks) have declined since the date this Agreement was executed, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to modify such Restrictive Change with respect to its application for the remainder of this Agreement.

ARTICLE 6 - INFORMATION COVENANTS

From and after the Effective Date and so long as any Lender shall have any commitment or obligation hereunder or any of the Obligations (other than indemnification, reimbursement and contingent obligations for which no claim has been made) are outstanding and unpaid, unless the Majority Lenders shall otherwise give prior written consent thereto, the Borrower will furnish or cause to be furnished to the Administrative Agent at its office:

Section 6.1      Quarterly Financial Statements and Information. Within forty-five (45) days after the last day of each of the first three (3) quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries at the end of such quarter and as of the end of the preceding fiscal year, and the related consolidated statement of operations and the related consolidated statement of cash flows of the Borrower and its Subsidiaries for such quarter and for the elapsed portion of the year ended with the last day of such quarter, which shall set forth in comparative form such figures as at the end of and for such quarter and appropriate prior period and shall be certified by the chief financial officer of the Borrower to have been prepared in accordance with generally accepted accounting principles and to present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end and audit adjustments; provided, that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.5 and 7.6, a statement of reconciliation conforming such financial statements to GAAP; provided, further, that notwithstanding anything to the contrary in this Section 6.1, no financial statements delivered pursuant to this Section 6.1 shall be required to include footnotes.

Section 6.2      Annual Financial Statements and Information. As soon as available, but in any event not later than the earlier of (a) the date such deliverables are required (if at all) by the Securities and Exchange Commission and (b) one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statement of operations for such fiscal year and for the previous fiscal year, the related audited consolidated statements of cash flow and stockholders’ equity for such fiscal year and for the previous fiscal year, which shall be accompanied by an opinion of Deloitte & Touche, LLP, or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a statement of such accountants (unless the giving of such statement is contrary to accounting practice for the continuing independence of such accountant) that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower was not in compliance with Sections 7.5 and 7.6 hereof insofar as they relate to accounting matters; provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.5 and 7.6, a statement of reconciliation conforming such financial statements to GAAP.

Section 6.3      Performance Certificates. At the time the financial statements are furnished pursuant to Sections 6.1 and 6.2 hereof, a certificate of the president, chief financial officer or treasurer of the Borrower as to the financial performance of the Borrower and its Subsidiaries on a consolidated basis, in substantially the form attached hereto as Exhibit E:

(a)      setting forth as and at the end of such quarterly period or fiscal year, as the case may be, the arithmetical calculations required to establish whether or not the Borrower was in compliance with Sections 7.5 and 7.6 hereof; and

(b)      stating that, to the best of his or her knowledge, no Default has occurred and is continuing as at the end of such quarterly period or year, as the case may be, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default.

Section 6.4      Copies of Other Reports.

(a)      Promptly upon receipt thereof, copies of the management letter prepared in connection with the annual audit referred to in Section 6.2 hereof.

(b)      Promptly upon receipt thereof, copies of any adverse notice or report regarding any License that would reasonably be expected to have a Materially Adverse Effect.

(c)      From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of the Borrower and its Subsidiaries, as the Administrative Agent or any Lender may reasonably request.

(d)      Promptly after the sending thereof, copies of all statements, reports and other information which the Borrower sends to public security holders of the Borrower generally or publicly files with the Securities and Exchange Commission, but solely in the event that any such statement, report or information has not been made publicly available by the Securities and Exchange Commission on the EDGAR or similar system or by the Borrower on its internet website.

Section 6.5      Notice of Litigation and Other Matters. Unless previously disclosed in the public filings of the Borrower with the Securities and Exchange Commission, notice specifying the nature and status of any of the following events, promptly, but in any event not later than fifteen (15) days after the occurrence of any of the following events becomes known to the Borrower:

(a)      the commencement of all proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against the Borrower or any of its Subsidiaries or, to the extent known to the Borrower, threatened in writing against the Borrower or any of its Subsidiaries, which would reasonably be expected to have a Materially Adverse Effect;

(b)      any material adverse change with respect to the business, assets, liabilities, financial position, results of operations or business prospects of the Borrower and its Subsidiaries, taken as a whole, other than changes which have not had and would not reasonably be expected to have a Materially Adverse Effect and other than changes in the industry in which the Borrower or any of its Subsidiaries operates or the economy or business conditions in general;

(c)      any Default, giving a description thereof and specifying the action proposed to be taken with respect thereto; and

(d)      the commencement or threatened commencement of any litigation regarding any Plan or naming it or the trustee of any such Plan with respect to such Plan or any action taken by the Borrower or any of its Subsidiaries or any ERISA Affiliate of the Borrower to withdraw or partially withdraw from any Plan or to terminate any Plan, that in each case would reasonably be expected to have a Materially Adverse Effect.

Section 6.6      Certain Electronic Delivery; Public Information. Documents required to be delivered pursuant to this Section 6 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 4; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Administrative Agent shall receive notice (by telecopier or electronic mail) of the posting of any such documents and shall be provided access (by electronic mail) to electronic versions (i.e., soft copies) of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 11.18); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, (1) the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC” and (2) the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Loans.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

Section 6.7      Know Your Customer Information. Upon a merger or consolidation pursuant to Section 7.3(b), the Borrower or the surviving corporation into which the Borrower is merged or consolidated shall deliver for the benefit of the Lenders and the Administrative Agent, such other documents as may reasonably be requested in connection with such merger or consolidation, including, without limitation, information in respect of “know your customer” and similar requirements, an incumbency certificate and an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Majority Lenders, to the effect that all agreements or instruments effecting the assumption of the Obligations of the Borrower under the Notes, this Agreement and the other Loan Documents pursuant to the terms of Section 7.3(b) are enforceable in accordance with their terms and comply with the terms hereof.

Section 6.8      Additional Requested Information. Promptly upon request, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

ARTICLE 7 - NEGATIVE COVENANTS

The Borrower covenants and agrees that from and after the Effective Date and so long as any Lender shall have any commitment or obligation hereunder or any of the Obligations (other than indemnification, reimbursement and contingent obligations for which no claim has been made) are outstanding and unpaid, unless the Majority Lenders shall otherwise give prior written consent thereto:

Section 7.1      Indebtedness; Guaranties of the Borrower and its Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness (including, without limitation, any Guaranty) except:

 (a)      Indebtedness existing on the date hereof and disclosed in the public filings of the Borrower with the Securities and Exchange Commission and any refinancing, extensions, renewals and replacements (including through open market purchases and tender offers) of any such Indebtedness that do not (i) increase the outstanding principal amount and any existing commitments not utilized thereunder, or accreted value thereof (or, in the case of open market purchases and tender offers, exceed the current market value thereof) plus any accrued interest thereon, the amount of any premiums and any costs and expenses incurred to effect such refinancing, extension, renewal or replacement, (ii) result in an earlier maturity date or decrease the weighted average life thereof or (iii) change the direct or any contingent obligor with respect thereto;

 (b)      Indebtedness owed to the Borrower or any of its Subsidiaries;

 (c)      Indebtedness existing at the time a Subsidiary of the Borrower (not having previously been a Subsidiary) (i) becomes a Subsidiary of the Borrower or (ii) is merged or consolidated with or into a Subsidiary of the Borrower and any refinancing, extensions, renewals and replacements (including through open market purchases and tender offers) of any such Indebtedness that do not (x) increase the outstanding principal amount, including any existing commitments not utilized thereunder, or accreted value thereof (or, in the case of open market purchases and tender offers, exceed the current market value thereof) plus any accrued interest thereon, the amount of any premiums and any costs and expenses incurred to effect such refinancing, extension, renewal or replacement or (y) result in an earlier maturity date or decrease the weighted average life thereof; provided that such Indebtedness is not created in contemplation of such merger or consolidation;

 (d)      Indebtedness secured by Permitted Liens;

 (e)      Capitalized Lease Obligations;

(f)      obligations under Hedge Agreements; provided that such Hedge Agreements shall not be speculative in nature;

(g)      Indebtedness of Subsidiaries of the Borrower, so long as (i) no Default exists or would be caused thereby and (ii) the principal outstanding amount of such Indebtedness at the time of its incurrence does not exceed (when taken together with the principal outstanding amount at such time of Indebtedness incurred under Section 7.1(i) hereof (or portion thereof) that is guaranteed by any Subsidiary of the Borrower), in the aggregate, the greater of (x) $3,000,000,000 and (y) fifty percent (50%) of Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal quarter;

(h)      Indebtedness under (i) each Existing ABS Facility and (ii) any additional ABS Facilities entered into by the Borrower or any of its Subsidiaries (including any increase of any Existing ABS Facility) so long as, in each case after giving pro forma effect to such ABS Facility, the Borrower is in compliance with Sections 7.5 and 7.6 hereof;

(i)      (i) Indebtedness under the Loan Documents and (ii) other Indebtedness of the Borrower so long as, in each case after giving pro forma effect to such other Indebtedness, the Borrower is in compliance with Sections 7.5 and 7.6 hereof;

(j)      Guaranties by the Borrower of any of the foregoing except for the Indebtedness set forth under Section 7.1(h) hereof;

(k)      Guaranties by any Subsidiary of the Borrower of any of the foregoing except for the Indebtedness set forth under Section 7.1(h) hereof; provided that there shall be no prohibition against Guaranties by any Subsidiaries of the Borrower that (i) are special purposes entities directly involved in any ABS Facilities and (ii) have no material assets other than the direct or indirect Ownership Interests in special purpose entities directly involved in such ABS Facilities; provided further that the principal outstanding amount of any Indebtedness set forth in Section 7.1(i) hereof (or portion thereof) that is guaranteed by any Subsidiary of the Borrower shall not exceed (when taken together with the principal outstanding amount at such time of Indebtedness incurred under Section 7.1(g) hereof), in the aggregate, the greater of (x) $3,000,000,000 and (y) fifty percent (50%) of Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal quarter;

(l)      In respect of Subsidiaries of the Borrower that are owned by the Borrower and one or more joint venture partners, Indebtedness of such Subsidiaries owed to such joint venture partners; and

(m)      Unsecured Indebtedness incurred by the Borrower to finance all or a portion of the Latam Acquisition and/or the Europe Acquisition.

For purposes of determining compliance with this Section 7.1, (A) if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Borrower, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses, although the Borrower may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later re-divide or reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 7.1 and (B) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.

Section 7.2      Limitation on Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for (i) Liens securing the Obligations (if any), (ii) Permitted Liens, and (iii) Liens securing Indebtedness permitted under Section 7.1(a) (but only if and to the extent such Indebtedness (or the Indebtedness which was refinanced, extended, renewed or replaced) is secured as of the date hereof), Section 7.1(c) (but only if and to the extent such Indebtedness (or the Indebtedness which was refinanced, extended, renewed or replaced) is secured as of the date the Subsidiary that incurred such Indebtedness became a Subsidiary of the Borrower), Section 7.1(g), Section 7.1(h) or Section 7.1(k).

Section 7.3      Liquidation, Merger or Disposition of Assets.

(a)      Disposition of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time sell, lease, abandon, or otherwise dispose of any assets (other than assets disposed of in the ordinary course of business), except for (i) the transfer of assets among the Borrower and its Subsidiaries (excluding Subsidiaries of such Persons described in clause (b) of the definition of “Subsidiary” if the requirements of clause (a) thereof are not otherwise met) or the transfer of assets between or among the Borrower’s Subsidiaries (excluding Subsidiaries of such Persons described in clause (b) of the definition of “Subsidiary” if the requirements of clause (a) thereof are not otherwise met), (ii) the transfer of assets by the Borrower or any of its Subsidiaries to Unrestricted Subsidiaries representing an amount not to exceed, in any given fiscal year, fifteen percent (15%) of Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the immediately preceding fiscal year, but in aggregate for the period commencing on the Effective Date and ending of the date of such transfer, not more than twenty-five percent (25%) of Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the fiscal year immediately preceding the date of such transfer, or (iii) the disposition of assets for fair market value so long as no Default exists or will be caused to occur as a result of such disposition; provided that, in respect of this clause (iii), the fair market value of all such assets disposed of by the Borrower and its Subsidiaries during any fiscal year shall not exceed fifteen percent (15%) of Consolidated Total Assets as of the last day of the immediately preceding fiscal year. For the avoidance of doubt, cash and cash equivalents shall not be considered assets subject to the provisions of this Section 7.3(a).

(b)      Liquidation or Merger. The Borrower shall not, at any time, liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger or consolidation, other than (i) a merger or consolidation among the Borrower and one or more of its Subsidiaries; provided, however, that the Borrower is the surviving Person, (ii) in connection with an Acquisition permitted hereunder effected by a merger in which the Borrower is the surviving Person, or (iii) a merger or consolidation (including, without limitation, in connection with an Acquisition permitted hereunder) among the Borrower, on the one hand, and any other Person (including, without limitation, an Affiliate), on the other hand, where the surviving Person (if other than the Borrower) (A) is a corporation, partnership, or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (B) on the effective date of such merger or consolidation expressly assumes, by supplemental agreement, executed and delivered to the Administrative Agent, for itself and on behalf of the Lenders, in form and substance reasonably satisfactory to the Majority Lenders, all the Obligations of the Borrower under the Notes, this Agreement and the other Loan Documents; provided, however, that, in each case, no Default exists or would be caused thereby.

Section 7.4      Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments; provided, however that the Borrower and its Subsidiaries may make any Restricted Payments so long as no Default exists or would be caused thereby, and, provided, further that, (a) for so long as the Borrower is a REIT, during the continuation of a Default, the Borrower and its Subsidiaries may make any Restricted Payments provided they do not exceed in the aggregate for any four consecutive fiscal quarters of the Borrower occurring from and after September 30, 2013, (i) 95% of Funds From Operations for such four fiscal quarter period, or (ii) such greater amount as may be required to comply with Section 5.9 or to avoid the imposition of income or excise taxes on the Borrower, and (b) the Borrower may make any Restricted Payment required to comply with Section 5.9, including, for the avoidance of doubt, any Restricted Payment necessary to satisfy the requirements of section 857(a)(2)(B) of the Code, or any successor provision, or to avoid the imposition of any income or excise taxes.

Section 7.5      Senior Secured Leverage Ratio. As of the end of each fiscal quarter, the Borrower shall not permit the ratio of (i) Senior Secured Debt on such calculation date to (ii) Adjusted EBITDA, as of the last day of such fiscal quarter, to be greater than 3.00 to 1.00.

Section 7.6      Total Borrower Leverage Ratio.

As of the end of each fiscal quarter ending on or after the initial Closing Date, the Borrower shall not permit the ratio of (a) Total Debt on such calculation date to (b) Adjusted EBITDA, as of the last day of such fiscal quarter to be greater than (i) 7.50 to 1.00 and (ii) after the fourth full fiscal quarter of the Borrower following the consummation of the initial Specified Acquisition, 6.00 to 1.00; provided that in lieu of clause (ii) of the foregoing, for any such date following the initial Closing Date occurring after a Qualified Acquisition (as defined below) and on or prior to the last day of the fourth full fiscal quarter of the Borrower after the consummation of such Qualified Acquisition, the Borrower will not permit such ratio as of such date to exceed 7.00 to 1.00.

“Qualified Acquisition” shall mean an Acquisition by the Borrower or any Subsidiary which has been designated to the Lenders by an authorized officer of the Borrower as a “Qualified Acquisition” so long as, on a pro forma basis after giving effect to such Acquisition, the ratio of Total Debt to Adjusted EBITDA as of the last day of the most recently ended fiscal quarter of the Borrower (for which financial statements have been delivered pursuant to Section 6.1 or 6.2) prior to such acquisition would be no less than 5.00 to 1.00; provided that (i) no such designation may be made with respect to any Acquisition prior to the end of the fourth full fiscal quarter following the completion of the most recently consummated Qualified Acquisition unless the ratio of Total Debt to Adjusted EBITDA as of the last day of the most recently ended fiscal quarter of the Borrower (for which financial statements have been delivered pursuant to Section 6.1 or 6.2) prior to the consummation of such Acquisition was no greater than 5.50 to 1.00, (ii) the aggregate consideration for such Acquisition (including the aggregate principal amount of any Indebtedness assumed thereby) is equal to or greater than $850,000,000 and (iii) the Borrower may designate no more than three (3) such Acquisitions (which shall be deemed to include the first Specified Acquisition that is consummated) as a “Qualified Acquisition” during the term of this Agreement.

Section 7.7      [Reserved].

Section 7.8      Affiliate Transactions. Except (i) as specifically provided herein (including, without limitation, Sections 7.1, 7.3 and 7.4 hereof), (ii) investments of cash and cash equivalents in Unrestricted Subsidiaries, and (iii) as may be disclosed in the public filings of the Borrower with the Securities and Exchange Commission prior to the Effective Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, at any time engage in any transaction with an Affiliate, other than between or among the Borrower and/or any Subsidiaries of the Borrower or in the ordinary course of business, or make an assignment or other transfer of any of its properties or assets to any Affiliate, in each case on terms less advantageous in any material respect to the Borrower or such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate.

Section 7.9      Restrictive Agreements. The Borrower shall not, nor shall the Borrower permit any of its Material Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Material Subsidiary of the Borrower to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Material Subsidiary of the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions contained in agreements relating to the sale of a Material Subsidiary of the Borrower pending such sale; provided that such restrictions and conditions apply only to the Material Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions and conditions contained in any instrument governing Indebtedness or Ownership Interests of a Person acquired by the Borrower or any of its Material Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred, or such Ownership Interests were issued, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments; provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments as in effect on the date of acquisition, (iv) the foregoing shall not apply to restrictions and conditions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business, (v) the foregoing shall not apply to restrictions and conditions imposed on the transfer of copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder, (vi) the foregoing shall not apply to restrictions and conditions imposed by contracts or leases entered into in the ordinary course of business by the Borrower or any of its Material Subsidiaries with such Person’s customers, lessors or suppliers and (vii) the foregoing shall not apply to restrictions and conditions imposed upon the “borrower”, “issuer”, “guarantor”, “pledgor” or “lender” entities under ABS Facilities permitted under Section 7.1(h) hereof or which arise in connection with any payment default regarding Indebtedness otherwise permitted under Section 7.1 hereof.

Section 7.10      Use of Proceeds. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, use the proceeds of any Loan directly, or to the Borrower’s knowledge indirectly, to fund any operations in, finance any investments or activities in, or make any payments to a Designated Person or a Sanctioned Country, in material violation of Anti-Corruption Laws or in any manner that would result in the violation by any party hereto of any Sanctions Laws and Regulations.

ARTICLE 8 - DEFAULT

Section 8.1      Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

(a)      any representation or warranty made under this Agreement shall prove to be incorrect in any material respect when made or deemed to be made pursuant to Section 4.2 hereof;

(b)      the Borrower shall default in the payment of (i) any interest hereunder or under any of the Notes or fees or other amounts payable to the Lenders and the Administrative Agent under any of the Loan Documents, or any of them, when due, and such Default shall not be cured by payment in full within five (5) Business Days from the due date or (ii) any principal hereunder or under any of the Notes when due;

(c)      the Borrower or any Material Subsidiary, as applicable, shall default in the performance or observance of any agreement or covenant contained in Sections 5.1 (as to the existence of the Borrower), 5.8, 5.10, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6 and 7.9 hereof;

(d)      the Borrower or any of its Subsidiaries, as applicable, shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within a period of thirty (30) days (or with respect to Sections 5.3, 5.4, 5.5, 5.6, 6.4, 6.5 and 7.8 hereof, such longer period not to exceed sixty (60) days if such default is curable within such period and the Borrower is proceeding in good faith with all diligent efforts to cure such default) from the later of (i) occurrence of such Default and (ii) the date on which such Default became known to the Borrower;

(e)      there shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in this Section 8.1) by the Borrower, which shall not be cured within a period of thirty (30) days (or such longer period not to exceed sixty (60) days if such default is curable within such period and the Borrower is proceeding in good faith with all diligent efforts to cure such default) from the date on which such default became known to the Borrower;

(f)      there shall be entered and remain unstayed a decree or order for relief in respect of the Borrower or any Material Subsidiary Group under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower or any Material Subsidiary Group, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower or any Material Subsidiary Group; or an involuntary petition shall be filed against the Borrower or any Material Subsidiary Group, and (i) such petition shall not be diligently contested, or (ii) any such petition shall continue undismissed or unstayed for a period of ninety (90) consecutive days;

(g)      the Borrower or any Material Subsidiary Group shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or the Borrower or any Material Subsidiary Group shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any Material Subsidiary Group or of any substantial part of their respective properties, or the Borrower or any Material Subsidiary Group shall fail generally to pay their respective debts as they become due or shall be adjudicated insolvent; or the Borrower or any Material Subsidiary Group shall take any action in furtherance of any such action;

(h)      a judgment not covered by insurance or indemnification, where the indemnifying party has agreed to indemnify and is financially able to do so, shall be entered by any court against the Borrower or any Material Subsidiary Group for the payment of money which exceeds singly, or in the aggregate with other such judgments, $500,000,000, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any Material Subsidiary Group which, together with all other such property of the Borrower or any Material Subsidiary Group subject to other such process, exceeds in value $500,000,000 in the aggregate, and if, within thirty (30) days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or stayed pending appeal or removed to bond, or if, after the expiration of any such stay, such judgment, warrant or process, shall not have been paid or discharged or removed to bond;

(i)      except to the extent that would not reasonably be expected to have a Materially Adverse Effect collectively or individually, (i) there shall be at any time any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any liabilities, or any trust created thereunder; (ii) a trustee shall be appointed by a United States District Court to administer any such Plan; (iii) PBGC shall institute proceedings to terminate any such Plan; (iv) the Borrower, any of its Subsidiaries or any ERISA Affiliate shall incur any liability to PBGC in connection with the termination of any such Plan; or (v) any Plan or trust created under any Plan of the Borrower, any of its Subsidiaries or any ERISA Affiliate shall engage in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code;

(j)      there shall occur (i) any acceleration of the maturity of any Indebtedness of the Borrower or any Material Subsidiary in an aggregate principal amount exceeding $500,000,000, or, as a result of a failure to comply with the terms thereof, such Indebtedness shall otherwise have become due and payable prior to its scheduled maturity; or (ii) any failure to make any payment when due (after any applicable grace period) with respect to any Indebtedness of the Borrower or any Material Subsidiary (other than the Obligations) in an aggregate principal amount exceeding $500,000,000;

(k)      any material Loan Document or any material provision thereof, shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrower seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document (other than in accordance with its terms); or

(l)      there shall occur any Change of Control.

Section 8.2      Remedies.

(a)      If an Event of Default specified in Section 8.1 (other than an Event of Default under Section 8.1(f) or (g) hereof) shall have occurred and shall be continuing, the Administrative Agent, at the request of the Majority Lenders but subject to Section 9.3 hereof, shall declare the principal of and interest on the Loans and the Notes, if any, and all other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes and any other Loan Documents to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement, the Notes or any other Loan Document to the contrary notwithstanding.

(b)      Upon the occurrence and continuance of an Event of Default specified in Section 8.1(f) or (g) hereof, (i) all principal, interest and other amounts due hereunder and under the Notes, and all other Obligations, shall thereupon and concurrently therewith become due and payable and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, all without any action by the Administrative Agent, the Lenders, the Majority Lenders or any of them and/or (ii) the Administrative Agent, at the request of the Majority Lenders but subject to Section 9.3 hereof, shall declare that the Commitments are terminated, whereupon the Commitments and the obligation of each Lender to make any Loan hereunder shall immediately terminate, in each case of clauses (i) and (ii), without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding.

(c)      Upon acceleration of the Loans, as provided in Section 8.2(a) or (b) hereof, the Administrative Agent and the Lenders shall have all of the post-default rights granted to them, or any of them, as applicable under the Loan Documents and under Applicable Law.

(d)      The rights and remedies of the Administrative Agent and the Lenders hereunder shall be cumulative, and not exclusive.

Section 8.3      Payments Subsequent to Declaration of Event of Default. Subsequent to the acceleration of the Loans under Section 8.2 hereof, payments and prepayments under this Agreement made to the Administrative Agent and the Lenders or otherwise received by any of such Persons shall be paid over to the Administrative Agent (if necessary) and distributed by the Administrative Agent as follows: first, to the Administrative Agent’s and the Lenders’ reasonable costs and expenses, if any, incurred in connection with the collection of such payment or prepayment, including, without limitation, all amounts under Section 11.2(b) hereof; second, to the Administrative Agent for any fees hereunder or under any of the other Loan Documents then due and payable; third, to the Lenders pro rata on the basis of their respective unpaid principal amounts (except as provided in Section 2.2(e) hereof), for the payment of any unpaid interest which may have accrued on the Obligations and any fees hereunder or under any of the other Loan Documents then due and payable; fourth, to the Lenders pro rata until all Loans have been paid in full, for the payment of the Loans; fifth, to the Lenders pro rata on the basis of their respective unpaid amounts, for the payment of any other unpaid Obligations; and sixth, to the Borrower or as otherwise required by Applicable Law.

ARTICLE 9 - THE ADMINISTRATIVE AGENT

Section 9.1      Appointment and Authorization. Each of the Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice or consent of the Lenders with respect thereto.

Section 9.3        Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)        shall not have any duty to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates, that is communicated to or obtained by or in the possession of the Person serving as the Administrative Agent or any of its Affiliates in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.11 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4        Reliance by Administrative Agent; Delegation. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice (including telephonic or electronic notices and any Committed Loan Notice and Notice of Loan Prepayment), request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 9 shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.5        Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor, which shall (i) be a bank with (A) an office in the United States, or an Affiliate of a bank with an office in the United States, and (B) combined capital and reserves in excess of $250,000,000 (clauses (A) and (B) together, the “Agent Qualifications”) and (ii) so long as no Event of Default is continuing, be reasonably acceptable to Borrower. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and in consultation with the Borrower, appoint a successor Administrative Agent meeting the Agent Qualifications. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)        If the Person serving as Administrative Agent has, (i) become the subject of a voluntary proceeding under any bankruptcy or other debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any voluntary or involuntary proceeding under any bankruptcy or other debtor relief law or any such appointment, the Majority Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor Administrative Agent meeting the Agent Qualifications and which, so long as no Event of Default is continuing, is reasonably acceptable to Borrower. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)        With effect from, as applicable, the Resignation Effective Date or the Removal Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.12 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.2 and 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 9.6        Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent or any Joint Lead Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Joint Lead Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Joint Lead Arranger to any Lender as to any matter, including whether the Administrative Agent or any Joint Lead Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Applicable Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 9.7        Indemnification. The Lenders severally, and not jointly, agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower but without affecting the Borrower’s obligations with respect thereto) pro rata, from and against any and all liabilities, obligations, losses (other than the loss of principal, interest and fees hereunder in the event of a bankruptcy or out-of-court ‘work-out’ of the Loans), damages, penalties, actions, judgments, suits, or reasonable out-of-pocket costs, expenses (including, without limitation, fees and disbursements of experts, agents, consultants and counsel), or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document, or any other document contemplated by this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement, except that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, or reasonable out-of-pocket costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent as determined by a final, non-appealable judicial order of a court having jurisdiction over the subject matter.

Section 9.8        No Responsibilities of the Agents. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Syndication Agent, the Joint Lead Arrangers and the Joint Bookrunners (as set forth on the cover page hereof) shall not have any duties or responsibilities, nor shall the Syndication Agent or any of the Joint Lead Arrangers or Joint Bookrunners have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent or any of the Joint Lead Arrangers or Joint Bookrunners.

Section 9.9        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.4, 11.2 and 11.5) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.4, 11.2 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10        Lender ERISA Matters.

(a)        Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)        such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and

(D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE 10 - CHANGES IN CIRCUMSTANCES

AFFECTING EUROCURRENCY LOANS AND INCREASED COSTS

Section 10.1        EURIBOR Basis Determination Inadequate or Unfair.

(a)        If in connection with any request for a Eurocurrency Rate Loan or a continuation thereof, (i) the Administrative Agent determines that (A) deposits in Euro are not being offered to banks in the applicable offshore interbank eurocurrency market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (B) (x) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan and (y) the circumstances described in Section 10.1(c)(i) do not apply, or (C) a fundamental change has occurred in the foreign exchange or interbank markets with respect to Euro (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Majority Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), until the Administrative Agent (or, in the case of a determination by the Majority Lenders described in clause (ii) of Section 10.1(a), until the Administrative Agent upon instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, any outstanding affected Eurocurrency Rate Loans shall, at the Borrower’s option, be (x) prepaid at the end of the applicable Interest Period in full or (y) redenominated from Euros to the Dollar Equivalent at the end of the applicable Interest Period and be converted into a Base Rate Loan; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Borrower shall be deemed to have elected clause (y) above. After any conversion of Eurocurrency Rate Loans into Base Rate Loans, (i) all principal, interest and fees owing on the Loans shall be payable in U.S. dollars and (ii) the Base Rate Loans may not be converted into

Eurocurrency Rate Loans. The Administrative Agent shall promptly notify the Lenders of the Borrower’s election, any redenomination of the Loans and any conversion to Base Rate Loans pursuant to this Section 10.1(a).

(b)        Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of the first sentence of Section 10.1(a), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of 10.1(a), (ii) the Administrative Agent or the Majority Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c)        Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Majority Lenders notify the Administrative Agent (with, in the case of the Majority Lenders, a copy to the Borrower) that the Borrower or Majority Lenders (as applicable) have determined, that:

(i)        adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for any requested Interest Period, including, without limitation, because the Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)        the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the EURIBOR or EURIBOR Rate or the Screen Rate shall no longer be made available, or used for determining the interest rate of loans denominated in Euro, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide the EURIBOR or EURIBOR Rate after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)        syndicated loans currently being executed, or that include language similar to that contained in this Section 10.1, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the EURIBOR or EURIBOR Rate, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the EURIBOR or EURIBOR Rate in accordance with this Section 10.1 with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in Euro for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in Euro for such benchmarks, each of which adjustments or methods for calculating such adjustments shall be published on one or more information services as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (any such proposed rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders object to such amendment. Such Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods). Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Committed Loan Notice of or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) and (ii) any outstanding affected Eurocurrency Rate Loans shall, at the Borrower’s option, be (x) prepaid at the end of the applicable Interest Period in full or (y) redenominated from Euros to the Dollar Equivalent at the end of the applicable Interest Period and be converted into a Base Rate Loan; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Borrower shall be deemed to have elected clause (y) above. After any conversion of Eurocurrency Rate Loans into Base Rate Loans, (i) all principal, interest and fees owing on the Loans shall be payable in U.S. dollars and (ii) the Base Rate Loans may not be converted into Eurocurrency Rate Loans. The Administrative Agent shall promptly notify the Lenders of the Borrower’s election, any redenomination of the Loans and any conversion to Base Rate Loans pursuant to this Section 10.1(c).

Notwithstanding anything else herein, any definition of a Successor Rate shall provide that in no event shall such Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

Section 10.2        Illegality. If, after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Effective Date), or any change in interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain or fund its portion of such Eurocurrency Rate Loans, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 10.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2 hereof, the Borrower shall prepay in full such Eurocurrency Rate Loan (a) on the last day of the then current Interest Period applicable to such affected Eurocurrency Rate Loan or (b) immediately if such Lender may not lawfully continue to fund and maintain its portion of such affected Eurocurrency Rate Loan to such day.

Section 10.3        Increased Costs and Additional Amounts.

(a)        If after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Effective Date), or any interpretation or change in interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender with any directive issued after the Effective Date (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)        shall subject any Lender to any Tax with respect to its obligation to make its portion of Eurocurrency Rate Loans, or its portion of other Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its portion of Eurocurrency Rate Loans or in respect of any other amounts due under this Agreement, or its obligation to make its portion of Advances (except for changes with respect to Taxes imposed on the revenues or net income of such Lender, and except for any Taxes referred to in Section 10.3(b) hereof); or

(ii)        shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurocurrency Reserve Percentage), special deposit, capital adequacy or liquidity, assessment or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by, any Lender or shall impose on any Lender or the London interbank borrowing market any other condition affecting its obligation to make its portion of such Eurocurrency Rate Loans or its portion of existing Advances;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any of its portion of such Eurocurrency Rate Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note, if any, with respect thereto, then, within ten (10) days after demand by such Lender, the Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender on an after-Tax basis for such increased costs; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be enacted, adopted or issued after the date hereof, regardless of the date enacted, adopted or issued.

(b)        Except as required by Applicable Law, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income or other similar taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”). If any Taxes are required by Applicable Law to be withheld or deducted from any such payment, the Borrower shall pay such additional amounts as may be necessary to ensure that the net amount actually received by a Lender after such withholding or deduction is equal to the amount that the Lender would have received had no such withholding or deduction been required; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender if such Lender fails to comply with the requirements of Section 2.12 hereof, provided, further, that the Borrower shall not be required to pay any additional amounts in respect of Taxes imposed under FATCA, provided, further, that the Borrower shall not be required to pay any U.S. withholding Taxes imposed on amounts payable to or for the account of any Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office (including due to the exercise of Lender’s option pursuant to Section 2.2(d)), except, in each case, to the extent that, pursuant to this Section 10.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, provided, further, that the Borrower shall not be required to pay any additional amounts in respect of Taxes imposed on a Lender by reason of any connection between the Lender and the taxing jurisdiction other than a connection that is solely attributable to executing, delivering, performing or enforcing this Agreement and receiving payments hereunder. Whenever any Taxes are payable by the Borrower pursuant to this Section 10.3(b), as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes as required by this Section 10.3(b) when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The Borrower shall make any payments required pursuant to the immediately preceding sentence within thirty (30) days after receipt of written demand therefor from the Administrative Agent or any Lender, as the case may be. The agreements set forth in this Section 10.3 shall survive the termination of this Agreement and the payment of the Obligations. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 10.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender made in good faith, be otherwise disadvantageous to such Lender.

(c)        Any Lender claiming compensation under this Section 10.3 shall provide the Borrower with a written certificate setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor in reasonable detail. Such certificate shall be presumptively correct absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 10.3 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that, other than in respect of Taxes, the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section if the circumstances giving rise to such compensation occurred more than six (6) months prior to the date that such Lender notifies the Borrower of such circumstances and of such Lender’s intention to claim compensation therefor (except that, if such circumstances are retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)        The Borrower shall pay any present or future stamp, transfer or documentary Taxes or any other excise or property Taxes that may be imposed in connection with the execution, delivery or registration of this Agreement or any other Loan Documents.

(e)        If any party receives a refund of any Taxes for which it has been indemnified pursuant to this Section 10.3, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 10.4        [Reserved].

Section 10.5        Claims for Increased Costs and Taxes; Replacement Lenders. In the event that any Lender shall (y) decline to make Eurocurrency Rate Loans pursuant to Sections 10.1 and 10.2 hereof, or (z) have notified the Borrower that it is entitled to claim compensation pursuant to Section 10.3, 2.8, 2.9 or 2.11 hereof or is unable to complete the form required or is subject to withholding on account of any Tax (each such lender being an “Affected Lender”), the Borrower at its own cost and expense may designate a replacement lender (a “Replacement Lender”) to purchase the outstanding Loans of such Affected Lender and such Affected Lender’s rights hereunder and with respect thereto, and within ten (10) Business Days of such designation the Affected Lender shall (a) sell to such Replacement Lender, without recourse upon, warranty by or expense to such Affected Lender, by way of an Assignment and Assumption substantially in the form of Exhibit F attached hereto, for a purchase price equal to (unless such Lender agrees to a lesser amount) the outstanding principal amount of the Loans of such Affected Lender, plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Lender hereunder, including without limitation, payment by the Borrower of any amount which would be payable to such Affected Lender pursuant to Section 2.9 hereof (provided that the administrative fee set forth in Section 11.4(b)(iv) shall not apply to an assignment described in this clause (a)), and (b) upon such assumption and purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of this Agreement).

ARTICLE 11 - MISCELLANEOUS

Section 11.1        Notices.

(a)        Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 4; and

(ii)        if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified to the Administrative Agent (including, as appropriate, notices delivered solely to the Person designated by a Lender for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)        Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent and the Borrower, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)        Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)        Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.2        Expenses. The Borrower will promptly pay, or reimburse:

(a)        all reasonable and documented out-of-pocket expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, and the transactions contemplated hereunder and thereunder any amendments, waivers and consents associated therewith, including, without limitation, the reasonable and documented fees and disbursements of counsel for the Administrative Agent; and

(b)        all documented out-of-pocket costs and expenses of the Administrative Agent and the Lenders of enforcement under this Agreement or the other Loan Documents and all documented out-of-pocket costs and expenses of collection if an Event of Default occurs in the payment of the Notes, which in each case shall include, without limitation, reasonable fees and out-of-pocket expenses of one counsel for the Administrative Agent and one counsel for all Lenders.

Section 11.3        Waivers. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent, the Majority Lenders and the Lenders, or any of them, in exercising any right, shall operate as a waiver of such right. No waiver of any provision of this Agreement or consent to any departure by the Borrower or any of its Subsidiaries therefrom shall in any event be effective unless the same shall be permitted by Section 11.11, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

Section 11.4        Assignment and Participation.

(a)        Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)        Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the Loans at the time owing to the assigning Lender (or the entire remaining amount of the assigning Lender’s Term Loan Commitment) or in the case of an assignment to a Lender, an Affiliate or an Approved Fund of a Lender, no minimum amount need be assigned; and

(B)        in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender (or the amount of the assigning Lender’s Term Loan Commitment) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than €1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)        Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and Term Loan Commitments assigned;

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender or an Approved Fund; provided that with respect to any assignment of Loans hereunder, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in form and substance reasonably satisfactory to the Administrative Agent.

(v)        No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or (B) to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 10.2, 10.3 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)        Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts of the Loans owing to each Lender (and prior to the termination of the Term Loan Commitments, each Lender’s Term Loan Commitment)

pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. This Section 11.4(c) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or Treasury Regulations promulgated thereunder). The Register shall be available for inspection by the Borrower and any Lender, as to its Commitments only, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it or of the Commitments held by it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (ii)(A), (B) or (C) of Section 11.11(a) that affects such Participant. Subject to the following paragraph, the Borrower agrees that each Participant shall be entitled to the benefits of Section 10.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.

A Participant shall not be entitled to receive any greater payment under Section 10.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Commitments, Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) except each Lender that sells a participation shall make a copy of the Participant Register available for the Borrower and the Administrative Agent to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Lenders and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.

(e)        Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)        Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) sponsored by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The Loans by an SPC hereunder shall be Loans of the Granting Lender to the same extent, and as if, such Loans were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it, solely in its capacity as a party hereto and to any other Loan Document, will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.4, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advance to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advance and (ii) disclose on a confidential basis any non-public information relating to its Loans and Commitments to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 11.4(f) may not be amended without the written consent of any SPC which has been designated in writing as provided in the first sentence hereof and holds any outstanding Loans or Commitments. The designation by a Granting Lender of an SPC to fund Advances shall be deemed to be a representation, warranty, covenant and agreement by such Granting Lender to the Borrower and all other parties hereunder that (A) the funding and maintaining of such Advances by such SPC shall not constitute a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), and (B) such designation, funding and maintenance would not result in any interest requiring registration under the Securities Act of 1933, as amended, or qualification under any state securities law. The SPC shall from time to time provide to the Borrower the tax and other forms required pursuant to Section 2.12 hereof with respect to such SPC as though such SPC were a Lender hereunder. In no event shall the Borrower or any Lender other than the Granting Lender be obligated hereunder to pay any additional amounts under any provision of this Agreement (pursuant to Article 10 hereof or otherwise) by reason of a Granting Lender’s designation of an SPC or the funding or maintenance of Advances by such SPC, in excess of amounts which the Borrower would have been obligated to pay if such Granting Lender had not made such designation and such Granting Lender were itself funding and maintaining such Advances. The Administrative Agent shall register the interest of any SPC in an Advance from time to time on the Register maintained pursuant to Section 11.4(c) hereof.

Section 11.5        Indemnity. The Borrower agrees to indemnify and hold harmless each Lender, the Administrative Agent and each of their respective Related Parties (any of the foregoing shall be an “Indemnitee”) from and against any and all claims, liabilities, obligations, losses, damages, actions, reasonable and documented external attorneys’ fees and expenses (as such fees and expenses are reasonably incurred), penalties, judgments, suits, reasonable and documented out-of-pocket costs and demands by any third party, including the costs of investigating and defending such claims, whether or not the Borrower or the Person seeking indemnification is the prevailing party (a) resulting from any breach or alleged breach by the Borrower of any representation or warranty made hereunder or under any Loan Document; or (b) otherwise arising out of (i) this Agreement, any Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the use of the proceeds of Loans hereunder in any fashion by the Borrower or the performance of its obligations under the Loan Documents, (ii) allegations of any participation by a Lender, the Administrative Agent or any of them, in the affairs of the Borrower or any of its Subsidiaries, or allegations that any of them has any joint liability with the Borrower for any reason and (iii) any claims against the Lenders, the Administrative Agent or any of them, by any shareholder or other investor in or lender to the Borrower, by any brokers or finders or investment advisers or investment bankers retained by the Borrower or by any other third party, arising out of or under this Agreement, except to the extent that (A) the Person seeking indemnification hereunder is determined in such case to have acted with gross negligence or willful misconduct, in any case, by a final, non-appealable judicial order of a court of competent jurisdiction or (B) such claims are for lost profits, foreseeable and unforeseeable, consequential, special, incidental or indirect damages or punitive damages. Upon receipt of notice in writing of any actual or prospective claim, litigation, investigation or proceeding for which indemnification is provided pursuant to the immediately preceding sentence (a “Relevant Proceeding”), the recipient shall promptly notify the Administrative Agent (which shall promptly notify the other parties hereto) thereof, and the Borrower and the Lenders agree to consult, to the extent appropriate, with a view to minimizing the cost to the Borrower of its obligations hereunder. The Borrower shall be entitled, to the extent feasible, to participate in any Relevant Proceeding and shall be entitled to assume the defense thereof with counsel of the Borrower’s choice; provided, however, that such counsel shall be reasonably satisfactory to such of the Indemnitees as are parties thereto; provided, further, however, that, after the Borrower has assumed the defense of any Relevant Proceeding, it will not settle, compromise or consent to the entry of any order adjudicating or otherwise disposing of any claims against any Indemnitee (1) if such settlement, compromise or order involves the payment of money damages, except if the Borrower agrees, as between the Borrower and such Indemnitee, to pay such money damages, and, if not simultaneously paid, to furnish such Indemnitee with satisfactory evidence of its ability to pay the same, and (2) if such settlement, compromise or order involves any relief against such Indemnitee other than the payment of money damages, except with the prior written consent of such Indemnitee (which consent shall not be unreasonably withheld). Notwithstanding the Borrower’s election to assume the defense of such Relevant Proceeding, such of the Indemnitees as are parties thereto shall have the right to employ separate counsel and to participate in the defense of such action or proceeding at the expense of such Indemnitee. The obligations of the Borrower under this Section 11.5 are in addition to, and shall not otherwise limit, any liabilities which the Borrower might otherwise have in connection with any warranties or similar obligations of the Borrower in any other Loan Document. Notwithstanding the foregoing, this Section 11.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 11.6        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notice, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 11.7        Governing Law; Jurisdiction.

(a)        Governing Law. This Agreement and the Notes shall be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed the State of New York; provided that the determination of whether the Specified Acquisition(s) have been consummated in accordance with the terms of the Specified Acquisition Agreement(s) and the determination of whether the Specified Acquisition Agreement Representations are accurate and whether as a result of any inaccuracy thereof the Buyer has the right (taking into account any applicable cure provisions) to decline to consummate the Specified Acquisition(s) or to terminate its obligations (or otherwise do not have an obligation to close) under the relevant Specified Acquisition Agreement(s) shall, in each case be governed by, and construed in accordance with, the laws of Spain applicable to agreements made and to be performed entirely within such country without regard to the conflicts of law provisions thereof.

(b)        Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)        Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Services of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 11.8        Severability. To the extent permitted by law, any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.9        Interest.

(a)        In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by the Administrative Agent or any Lender, then such excess sum shall be credited as a payment of principal, unless, if no Event of Default shall have occurred and be continuing, the Borrower shall notify the Administrative Agent or such Lender, in writing, that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Administrative Agent and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.

(b)        Notwithstanding the use by the Lenders of the Eurocurrency Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates related to such reference rates.

Section 11.10        Table of Contents and Headings. The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.

Section 11.11        Amendment and Waiver.

(a)        Neither this Agreement nor any Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof or thereof be waived orally but only by an instrument in writing signed by or at the written direction of:

(i)        except as set forth in (ii) and (iii) below, the Majority Lenders and, in the case of any amendment, by the Borrower, and acknowledged by the Administrative Agent;

(ii)        with respect to (A) any increase in the amount of any Lender’s portion of the Commitments or any extension of the Lender’s Commitments, (B) any reduction in the rate of, or postponement in the payment of any interest or fees due hereunder or the payment thereof to any Lender without a corresponding payment of such interest or fee amount by the Borrower, (C) (1) any waiver of any Default due to the failure by the Borrower to pay any sum due to any of the Lenders hereunder or (2) any reduction in the principal amount of the Loans without a corresponding payment, (D) any release of the Borrower from this Agreement, except in connection with a merger, sale or other disposition otherwise permitted hereunder (in which case, such release shall require no further approval by the Lenders), (E) any amendment to the pro rata treatment of the Lenders set forth in Section 8.3 hereof, (F) any amendment of this Section 11.11, of the definition of Majority Lenders, or of any Section herein to the extent that such Section requires action by all Lenders, (G) any subordination of the Loans in full to any other Indebtedness, or (H) any extension of the Term Loan Maturity Date, the affected Lenders and in the case of an amendment, the Borrower and acknowledged by the Administrative Agent (it being understood that, for purposes of this Section 11.11(a)(ii), changes to provisions of the Loan Documents that relate only to one or more of the Loans shall be deemed to “affect” only the Lenders holding such Loans); and

(iii)        no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

(b)        Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, nor amounts owed to such Lender reduced or the final maturity thereof extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c)        In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders, if the consent of Majority Lenders is obtained, but the consent of the other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request (and at the Borrower’s sole cost and expense), a Replacement Lender selected by the Borrower and reasonably acceptable to the Administrative Agent, shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Borrower’s request, sell and assign to such Person, all of the Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees and other amounts due (including without limitation amounts due to such Non-Consenting Lender pursuant to Section 2.9 hereof) or outstanding to such Non-Consenting Lender through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption substantially in the form on Exhibit F attached hereto. Upon execution of any Assignment and Assumption pursuant to this Section 11.11(b), (i) the Replacement Lender shall be entitled to vote on any pending waiver, amendment or consent in lieu of the Non-Consenting Lender replaced by such Replacement Lender, (ii) such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and (iii) such Non-Consenting Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of the Loans).

Section 11.12        Entire Agreement. Except as otherwise expressly provided herein, this Agreement, the other Loan Documents and the other documents described or contemplated herein or therein will embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

Section 11.13        Other Relationships; No Fiduciary Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent and each Lender to enter into or maintain business relationships with the Borrower or any Affiliate thereof beyond the relationships specifically contemplated by this Agreement and the other Loan Documents. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Joint Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Joint Lead Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Joint Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Joint Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.14        Directly or Indirectly. If any provision in this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 11.15        Reliance on and Survival of Various Provisions. All covenants, agreements, statements, representations and warranties made by the Borrower herein or in any certificate delivered pursuant hereto shall (a) be deemed to have been relied upon by the Administrative Agent and each of the Lenders notwithstanding any investigation heretofore or hereafter made by them and (b) survive the execution and delivery of this Agreement and shall continue in full force and effect so long as any Loans are outstanding and unpaid. Any right to indemnification hereunder, including, without limitation, rights pursuant to Sections 2.9, 2.11, 10.3, 11.2 and 11.5 hereof, shall survive the termination of this Agreement and the payment and performance of all Obligations.

Section 11.16        Senior Debt. The Obligations are intended by the parties hereto to be senior in right of payment to any Indebtedness of the Borrower that by its terms is subordinated to any other Indebtedness of the Borrower.

Section 11.17        Obligations. The obligations of the Administrative Agent and each of the Lenders hereunder are several, not joint.

Section 11.18        Confidentiality. The Administrative Agent and the Lenders shall hold confidentially all non-public and proprietary information and all other information designated by the Borrower as confidential, in each case, obtained from the Borrower or its Affiliates pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound lending practices; provided, however, that the Administrative Agent and the Lenders may make disclosure of any such information (a) to their examiners, Affiliates, outside auditors, counsel, consultants, appraisers, agents, other professional advisors, any credit insurance provider relating to the Borrower and its obligations and any direct or indirect contractual counterparty in swap agreements or such counterparty’s professional advisor in connection with this Agreement or as reasonably required by any proposed syndicate member or any proposed transferee or participant in connection with the contemplated transfer of any Note or participation therein (including, without limitation, any pledgee referred to in Section 11.4(e) hereof), in each case, so long as any such Person (other than any examiners) receiving such information is advised of the provisions of this Section 11.18 and agrees to be bound thereby, (b) as required or requested by any Governmental Authority or self-regulatory body or representative thereof or in connection with the enforcement hereof or of any Loan Document or related document or (c) pursuant to legal process or with respect to any litigation between or among the Borrower and any of the Administrative Agent or the Lenders. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished to it by the Borrower. The foregoing provisions shall not apply to the Administrative Agent or any Lender with respect to information that (i) is or becomes generally available to the public (other than through the Administrative Agent or such Lender), (ii) is already in the possession of the Administrative Agent or such Lender on a non-confidential basis, or (iii) comes into the possession of the Administrative Agent or such Lender from a source other than the Borrower or its Affiliates in a manner not known to the Administrative Agent or such Lender to involve a breach of a duty of confidentiality owing to the Borrower or its Affiliates.

Section 11.19        USA PATRIOT ACT Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 11.20        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement, any other Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 11.21        Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Advances owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE 12 - WAIVER OF JURY TRIAL

Section 12.1        Waiver of Jury Trial. EACH OF THE BORROWER AND THE ADMINISTRATIVE AGENT AND THE LENDERS, HEREBY AGREE, TO THE EXTENT PERMITTED BY LAW, TO WAIVE AND HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE BORROWER, ANY OF THE LENDERS, THE ADMINISTRATIVE AGENT, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, ANY OF THE NOTES OR THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS SECTION 12.1. EXCEPT AS PROHIBITED BY LAW, EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHTS IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY TO THIS AGREEMENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THE

PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCLOSED BY AND TO THE PARTIES AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused it to be executed by their duly authorized officers, all as of the day and year above written.

BORROWER:	AMERICAN TOWER CORPORATION

By:/s/RODNEY M. SMITH
Name: Rodney M. Smith
Title: Executive Vice President,
Chief Financial Officer and Treasurer

[Signature Page to 3-Year Term Loan Agreement]

BANK OF AMERICA, N.A.
as Administrative Agent and Lender

By:/s/KYLE OBERKROM
Name: Kyle Oberkrom
Title: Vice President

BANK OF AMERICA, N.A.
as Lender

By:/s/KYLE OBERKROM
Name: Kyle Oberkrom
Title: Vice President

THE TORONTO-DOMINION BANK NEW YORK BRANCH,
as Lender

By:/s/ANNIE DORVAL
Name: Annie Dorval
Title: Authorized Signatory

MIZUHO BANK, LTD.,
as Joint Lead Arranger

By:/s/TRACY RAHN
Name: Tracy Rahn
Title: Executive Director

BARCLAYS BANK PLC,
as Joint Lead Arranger

By:/s/MARTIN CORRIGAN
Name: Martin Corrigan
Title: Vice President

[Signature Page to 3-Year Term Loan Agreement]

CITIBANK, N.A.,
as Lender and Joint Lead Arranger

By:/s/MICHAEL VONDRISKA
Name: Michael Vondriska
Title: Vice President

JPMorgan Chase Bank, N.A.,
as Lender and Joint Lead Arranger

By:/s/JOHN KOWALCZUK
Name: John Kowalczuk
Title: Executive Director

Royal Bank of Canada,
as Joint Lead Arranger

By:/s/D. W. SCOTT JOHNSON
Name: D.W. Scott Johnson
Title: Authorized Signatory

Morgan Stanley Bank, N.A.,
as Lender

By:/s/MICHAEL KING
Name: Michael King
Title: Authorized Signatory

Morgan Stanley Senior Funding, Inc.,
as Joint Lead Arranger

By: /s/MICHAEL KING
Name: Michael King
Title: Vice President

MUFG Bank, Ltd.
as Lender

By:/s/MARLON MATHEWS
Name: Marlon Mathews
Title: Director

[Signature Page to 3-Year Term Loan Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,
as Lender

By:/s/BRIAN CROWLEY
Name: Brian Crowley
Title: Managing Director

By:/s/MIRIAM TRAUTMANN
Name: Miriam Trautmann
Title: Senior Vice President

BANCO SANTANDER, S.A., NEW YORK BRANCH, as Lender

By:/s/PABLO URGOITI
Name: Pablo Urgoiti
Title: Managing Director

By:/s/ANDRES BARBOSA
Name: Andres Barbosa
Title: Managing Director

SOCIÉTÉ GÉNÉRALE,
as Lender

By:/s/JONATHAN LOGAN
Name: Jonathan Logan
Title: Director

Sumitomo Mitsui Banking Corporation,
as a Lender

By:/s/MICHAEL MAGUIRE
Name: Michael Maguire
Title: Managing Director

[Signature Page to 3-Year Term Loan Agreement]

THE BANK OF NOVA SCOTIA,
as Lender

By:/s/MICHELLE C. PHILLIPS
Name: Michelle C. Phillips
Title: Managing Director

Commerzbank AG, New York Branch,
as Lender

By:/s/PAOLO DE ALESSANDRINI
Name: Paolo de Alessandrini
Title: Managing Director

By:/s/MATHEW WARD
Name: Mathew Ward
Title: Director

GOLDMAN SACHS BANK USA,
as Lender

By:/s/THOMAS M. MANNING
Name: Thomas M. Manning
Title: Authorized Signatory

ING Capital LLC, as Lender

By:/s/PIM ROTHWEILER
Name: Pim Rothweiler
Title: Managing Director

By:/s/SHIRIN FOZOUNI
Name: Shirin Fozouni
Title: Director

[Signature Page to 3-Year Term Loan Agreement]

STANDARD CHARTERED BANK,
as Lender

By:/s/JAMES BECK
Name: James Beck
Title: Associate Director

PNC Bank, National Association,
as Lender

By:/s/ BRANDON K. FIDDLER
Name: Brandon K. Fiddler
Title: Senior Vice President

[Signature Page to 3-Year Term Loan Agreement]

SCHEDULE 1

LOAN AMOUNTS (as of Effective Date)

ENTITY	COMMITMENTS	PRO RATA SHARE
Bank of America, N.A.	€ 57,000,000	6.909090909%
Mizuho Bank, Ltd.	€ 57,000,000	6.909090909%
The Toronto-Dominion Bank, New York Branch	€ 57,000,000	6.909090909%
Barclays Bank PLC	€ 57,000,000	6.909090909%
Citibank, N.A.	€ 57,000,000	6.909090909%
JPMorgan Chase Bank, N.A.	€ 57,000,000	6.909090909%
Morgan Stanley Bank, N.A.	€ 28,500,000	3.454545455%
MUFG Bank, LTD.	€ 28,500,000	3.454545455%
Royal Bank of Canada	€ 57,000,000	6.909090909%
Banco Bilbao Vizcaya Aregentaria, S.A. New York Branch	€ 46,000,000	5.575757576%
Banco Santander, S.A. New York Branch	€ 46,000,000	5.575757576%
Société Générale	€ 46,000,000	5.575757576%
Sumitomo Mitsui Banking Corporation	€ 46,000,000	5.575757576%
The Bank of Nova Scotia	€ 46,000,000	5.575757576%
Commerzbank AG, New York Branch	€ 30,000,000	3.636363636%
Goldman Sachs Bank USA	€ 30,000,000	3.636363636%
ING Capital LLC	€ 28,000,000	3.393939394%
Standard Chartered Bank	€ 28,000,000	3.393939394%
PNC Bank, National Association	€ 23,000,000	2.787878788%
Total	€ 825,000,000	100.000000000%

SCHEDULE 2

EXISTING ABS FACILITIES

$1,300.0 million aggregate principal amount of Secured Tower Revenue Securities, Series 2013-2, Subclass A and $500.0 million aggregate principal amount of Secured Tower Revenue Securities, Series 2018-1, Subclass A issued by the American Tower Trust I

$ $525.0 million aggregate principal amount American Tower Secured Revenue Notes, Series 2015-2, Class A issued by GTP Acquisition Partners I, LLC

SCHEDULE 3

SUBSIDIARIES ON THE EFFECTIVE DATE

10 Presidential Way Associates, LLC

3267351 Nova Scotia Company

3286208 Nova Scotia Company

3298099 Nova Scotia Company

52 Eighty Partners, LLC

52 Eighty Tower Partners I, LLC

52 Eighty, LLC

ACC Tower Sub, LLC

ActiveX Telebroadband Services Private Limited

Adquisiciones y Proyectos Inalámbricos, S. de R. L. de C.V.

Agile Airband Ohio, LLC

Agile Connect, LLC

Agile IWG Holdings, LLC

Agile Network Builders, LLC

Agile Networks Indiana, LLC

Agile Networks Site Development, LLC

Agile Towers, LLC

Alternative Networking LLC

American Tower Asset Sub II, LLC

American Tower Asset Sub, LLC

American Tower Charitable Foundation, Inc.

American Tower Delaware Corporation

American Tower Depositor Sub, LLC

American Tower do Brasil - Cessão de Infraestruturas Ltda.

American Tower do Brasil – Communicação Multimídia Ltda.

American Tower Guarantor Sub, LLC

American Tower Holding Sub, LLC

American Tower Holding Sub II, LLC

American Tower International Holding I LLC

American Tower International Holding II LLC

American Tower International, Inc.

American Tower Investments LLC

American Tower LLC

American Tower Management, LLC

American Tower Mauritius

American Tower Servicios Fibra, S. de R.L. de C.V.

American Tower Tanzania Operations Limited

American Towers LLC

AT Kenya C.V.

AT Netherlands C.V.

AT Netherlands Coöperatief U.A.

AT Sao Paulo C.V.

AT Sher Netherlands Coöperatief U.A.

AT South America C.V.

ATC Africa Holding B.V.

ATC Africa Shared Services (Pty) Ltd

ATC Antennas Holding LLC

ATC Antennas LLC

ATC Argentina Coöperatief U.A.

ATC Argentina C.V.

ATC Argentina Holding LLC

ATC Asia Pacific Pte. Ltd.

ATC Atlantic C.V. (1)

ATC Atlantic II B.V.

ATC Atlantic III B.V.

ATC Backhaul LLC

ATC Brasil – Serviços de Conectividades Ltda.

ATC Brazil Holding LLC

ATC Brazil I LLC

ATC Brazil II LLC

ATC Burkina Faso S.A.

ATC Chile Holding LLC

ATC Colombia B.V.

ATC Colombia Holding I LLC

ATC Colombia Holding LLC

ATC Colombia I LLC

ATC CSR Foundation India

ATC Ecuador Holding LLC

ATC Edge LLC

ATC EH GmbH & Co. KG (2)

ATC Ethiopia Infrastructure Development Private Limited Company

ATC Europe B.V. (1)

ATC Europe LLC (3)

ATC European Holdings, Inc.

ATC Fibra de Colombia, S.A.S.

ATC France SAS

ATC France Coöperatief U.A.

ATC France Holding SAS

ATC France Holding II SAS

ATC France Réseaux SAS

ATC France Services SAS

ATC Germany Holdings GmbH

ATC Germany Services GmbH

ATC Ghana ServiceCo Limited

ATC GP GmbH (3)

ATC Global Employment B.V.

ATC Heston B.V.

ATC Holding Fibra Mexico S. de R.L. DE C.V.

ATC India Infrastructure Private Limited

ATC Indoor DAS Holding LLC

ATC Indoor DAS LLC

ATC International Coöperatief U.A.

ATC International Financing B.V.

ATC International Financing II B.V.

ATC International Financing II Holding LLC

ATC International Holding Corp.

ATC IP LLC

ATC Iris I LLC

ATC Kenya Operations Limited

ATC Kenya Services Limited

ATC Latin America S.A. de C.V., SOFOM, E.N.R.

ATC Managed Sites Holding LLC

ATC Managed Sites LLC

ATC MexHold LLC

ATC Mexico Holding LLC

ATC MIP III REIT Iron Holdings LLC

ATC Niger Wireless Infrastructure S.A.

ATC Nigeria Coöperatief U.A.

ATC Nigeria C.V.

ATC Nigeria Holding LLC

ATC Nigeria Wireless Infrastructure Limited

ATC On Air + LLC

ATC Operations LLC

ATC Outdoor DAS, LLC

ATC Paraguay Holding LLC

ATC Paraguay S.R.L.

ATC Peru Holding LLC

ATC Polska sp. z o.o.

ATC Ponderosa B-I LLC

ATC Ponderosa B-II LLC

ATC Ponderosa K LLC

ATC Ponderosa K-R LLC

ATC Sequoia LLC

ATC Sitios de Chile S.A.

ATC Sitios de Colombia S.A.S.

ATC Sitios del Peru S.R.L.

ATC Sitios Infraco S.A.S.

ATC South Africa Investment Holdings (Proprietary) Limited

ATC South Africa Services Pty Ltd

ATC South Africa Wireless Infrastructure (Pty) Ltd

ATC South Africa Wireless Infrastructure II (Pty) Ltd

ATC South America Holding LLC

ATC South LLC

ATC Spain LLC

ATC Tanzania Holding LLC

ATC Telecom Infrastructure Private Limited (1)

ATC Tower (Ghana) Limited (3)

ATC Tower Services LLC

ATC TRS I LLC

ATC TRS II LLC

ATC TRS III LLC

ATC TRS IV LLC

ATC Uganda Limited (2)

ATC Uganda ServiceCo (SMC) Limited

ATC Watertown LLC

ATC WiFi LLC

ATS-Needham LLC (1)

Blue Sky Towers Pty Ltd

Blue Transfer Sociedad Anonima

Broadcast Towers, LLC

California Tower, Inc.

Cell Site NewCo II, LLC

Cell Tower Lease Acquisition LLC

Central States Tower Holdings, LLC

CNC2 Associates, LLC

Colo ATL, LLC

Communications Properties, Inc.

Comunicaciones y Consumos S.A.

Connectivity Infrastructure Services Limited

DCS Tower Sub, LLC

Eaton Towers Ghana Limited

Eaton Towers Ghana (M) Limited

Eaton Towers Holdings Limited

Eaton Towers Kenya Limited

Eaton Towers (Lilongwe) Limited

Eaton Towers Limited

Eaton Towers Niger S.A.

Eaton Towers Uganda Limited

Eure-et-Loir Réseaux Mobiles SAS (1)

Ghana Tower InterCo B.V. (1)

Global Tower Assets III, LLC

Global Tower Assets, LLC

Global Tower Holdings, LLC

Global Tower Services, LLC

Global Tower, LLC

Gondola Tower Holdings LLC

GrainComm I, LLC

GrainComm II, LLC

GrainComm III, LLC

GrainComm LLC

GrainComm V, LLC

GrainComm Marketing, LLC

Grain HoldCo, LLC

Grain HoldCo Parent, LLC

GTP Acquisition Partners I, LLC

GTP Acquisition Partners II, LLC

GTP Acquisition Partners III, LLC

GTP Costa Rica Finance, LLC

GTP Infrastructure I, LLC

GTP Infrastructure II, LLC

GTP Infrastructure III, LLC

GTP Investments LLC

GTP LATAM Holdings B.V.

GTP LatAm Holdings Coöperatieve U.A.

GTP Operations CR, S.R.L.

GTP South Acquisitions II, LLC

GTP Structures I, LLC

GTP Structures II, LLC

GTP Torres CR, S.R.L.

GTP Towers I, LLC

GTP Towers II, LLC

GTP Towers III, LLC

GTP Towers IV, LLC

GTP Towers IX, LLC

GTP Towers V, LLC

GTP Towers VII, LLC

GTP Towers VIII, LLC

GTP TRS I LLC

GTPI HoldCo, LLC

Haysville Towers, LLC (1)

Idaho Tower Company LLC

InSite (BCEC) LLC

InSite (MBTA) LLC

InSite Borrower, LLC

InSite Co-Issuer Corp.

InSite Guarantor, LLC

InSite Hawaii, LLC

InSite Issuer, LLC

InSite Licensing, LLC

InSite Towers Development 2, LLC

InSite Towers Development LLC

InSite Towers International 2, LLC

InSite Towers International Development LLC

InSite Towers International, LLC

InSite Towers of Puerto Rico, LLC

InSite Towers, LLC

InSite Wireless Development LLC

InSite Wireless Group, LLC

Insite Wireless, LLC

Invisible IWG Holdings, LLC

Invisible Towers LLC

IW Equipment, LLC

IWD Equipment, LLC

IWG Holdings, LLC

IWG II Holdings, LLC

IWG II, LLC

IWG Miami, LLC

IWG Towers Assets I, LLC

IWG Towers Assets II, LLC

IWG-TLA Australia Pty, Ltd.

IWG-TLA Canada Corp.

IWG-TLA Encanto 1, LLC

IWG-TLA Encanto 2, LLC

IWG-TLA Encanto 3, LLC

IWG-TLA Encanto, LLC

IWG-TLA Holdings, LLC

IWG-TLA Media 2, LLC

IWG-TLA Media, LLC

IWL-TLA Telecom 2, LLC

IWG-TLA Telecom, LLC

JT Communications, LLC

Lap do Brasil Empreendimentos Imobiliários Ltda

LAP Inmobiliaria Limitada

LAP Inmobiliaria S.R.L.

Lease Advisors-AU PTY LTD

LL B Sheet 1, LLC

Loxel SAS

MATC Digital, S. de R.L. de C.V.

MATC Infraestructura, S. de R.L. de C.V.

MATC Servicios, S. de R.L. de C.V.

MC New Macland Properties, LLC

MCSU Properties, LLC

MHB Tower Rentals of America, LLC

Microwave, Inc.

MIP III Iron Holdings LLC

MIP III U.S. Iron LLC

Municipal Bay, LLC

Municipal-Bay Holdings, LLC

New Towers LLC

PCS Structures Towers, LLC

R-CAL I, LLC

Repeater Communications Group IV, LLC

Repeater Communications Group I, LLC

Repeater Communications Group II, LLC

Repeater Communications Group III, LLC

Repeater Communications Group of New York, LLC

Repeater Communications Group V, LLC

Repeater Communications Group VI, LLC

Repeater Communications Group, LLC

Repeater IWG Holdings, LLC

Richland Towers, LLC

RSA Media, Inc.

Signum/IWG Tower Corp.

Southeast Network Access Point, LLC

SpectraSite Communications, LLC

SpectraSite, LLC

T8 Ulysses Site Management LLC

Telecom Lease Advisors Management 2, LLC

TLA PR-1, LLC

TLA PR-2, LLC

Tower Management, Inc. (4)

Towers of America, L.L.L.P.

Transcend Infrastructure Holdings Pte. Ltd.

Transcend Towers Infrastructure (Philippines), Inc.

Turris Sites Development Corp.

Turris Sites IWG Corp

Tysons II DAS, LLC

Uganda Tower Interco B.V. (1)

Ulysses Asset Sub I, LLC

Ulysses Asset Sub II, LLC

UniSite, LLC

UniSite/Omnipoint FL Tower Venture, LLC (1)

UniSite/Omnipoint NE Tower Venture, LLC (1)

UniSite/Omnipoint PA Tower Venture, LLC (1)

Vangard Wireless, LLC

Verus Management One, LLC

Virdi IWG Holdings, LLC

(1)	Majority interest owned by a wholly owned subsidiary.
(2)	Majority interest owned by a majority owned subsidiary.
(3)	Wholly owned by a majority owned subsidiary.
(4)	50% owned by a wholly owned subsidiary.

SCHEDULE 4

AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

American Tower Corporation

116 Huntington Avenue

Boston, MA 02116

Attention: Treasurer (or General Counsel if legal notice)

Telephone: ________________________

Fax: 617-375-7575

Website Address: www.americantower.com

U.S. Taxpayer Identification Number: ________________________

AGENT:

Administrative Agent (for borrowings, fees and notices):

Bank of America, N.A., as Administrative Agent

Gateway Village – 900 Building

900 W Trade St

Mail Code: NC1-026-06-04

Charlotte, NC 28255-0001

Attn: Jose Martinez

Tel: ________________________

Email: jose.martinez4@bofa.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: [_], 2021

To:        Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, to be dated as of February 10, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among American Tower Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ An Advance of Loans	☐ A conversion or continuation of Loans

1.        On                                                                           (a Business Day).

2.        In the amount of €                                                  .

3.        With an Interest Period of ______________months.

The Advance, if any, requested herein complies with Section 2.1 of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Section 3.1 shall be satisfied on and as of the date of the Advance.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

AMERICAN TOWER CORPORATION

By:

Name:

Title:

A-1

Form of Committed Loan Notice

EXHIBIT B

FORM OF NOTICE OF LOAN PREPAYMENT

Date: ___________, _____

To:        Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 10, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among American Tower Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower hereby requests to prepay:

Indicate:	Indicate:
Requested Amount	Interest Period (e.g. 1, 3 or 6 month interest period)

€[______]

AMERICAN TOWER CORPORATION

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

B-1

EXHIBIT C

FORM OF NOTE

____________________

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of ________________________ made by the Lender to the Borrower under that certain Term Loan Agreement, dated as of February 10, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This promissory note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Loan made by the Lender shall be evidenced by a loan account or record maintained by the Lender in the ordinary course of business. The Lender may also attach a schedule to this Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

AMERICAN TOWER CORPORATION

By:

Name:

Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT D

FORM OF LOAN CERTIFICATE

The undersigned, Edmund DiSanto the Secretary of American Tower Corporation (the “Company”), does hereby certify in the name of and on behalf of the Company pursuant to the Term Loan Agreement, dated February 10, 2021 (the “Term Loan Agreement”), among the Company, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent for the Lenders, as follows:

1.        All terms not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement.

2.        Attached hereto as Exhibit A is a true, complete and correct copy of the certificate of incorporation of the Company (the “Certificate of Incorporation”) as certified by the Secretary of State of the State of Delaware as of the date given on the certificate. The Certificate of Incorporation has not been amended or restated, and no document with respect to an amendment to the Certificate of Incorporation has been filed with the Secretary of State since such date.

3.        Attached hereto as Exhibit B is a true, complete and correct copy of the Bylaws of the Company, as have been in full force and effect at all times from the date thereof through the date hereof.

4.        (i) Attached hereto as Exhibit C is a true and correct copy of certain resolutions adopted by the Board of Directors of the Company by unanimous written consent on [___], 2021 (the “Resolutions”) (ii) that the Resolutions have not been amended, modified or rescinded and remain in full force and effect, and (iii) that the Resolutions constitute all of the resolutions or consents of the Board of Directors of the Company relating to the transactions contemplated by the Loan Documents.

5.         Attached hereto as Exhibit D are the names and the respective offices and the true and genuine specimen signatures of the duly elected, qualified and acting officers of the Company authorized to execute and deliver on behalf of the Company the Loan Documents to which it is a party, and all other documents necessary or appropriate to consummate the transactions contemplated therein or in the Term Loan Agreement and the Loan Documents.

6.         Attached hereto as Exhibit E is a true, correct and complete copy of a Certificate of Good Standing as of a recent date for the Company issued by the Secretary of State of the State of Delaware.

7.        Cleary Gottlieb Steen & Hamilton LLP is entitled to rely on this certificate in rendering its opinion pursuant to Section 3.1(c) of the Term Loan Agreement.

Form of Loan Certificate

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

By:
Name:	Edmund DiSanto
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

The undersigned, Rodney M. Smith, Executive Vice President, Chief Financial Officer and Treasurer of the Company, hereby certifies that Edmund DiSanto, who executed the foregoing Certificate, is the duly elected, qualified and acting Secretary of the Company and that the signature set forth above his name is his genuine signature.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first above written.

By:
Name:	Rodney M. Smith
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Form of Loan Certificate

EXHIBIT A

CERTIFICATE OF INCORPORATION

Form of Loan Certificate

EXHIBIT B

BY-LAWS

Form of Loan Certificate

EXHIBIT C

RESOLUTIONS

Form of Loan Certificate

EXHIBIT D

Name	Office	Signature

Form of Loan Certificate

EXHIBIT E

GOOD STANDING CERTIFICATE

Form of Loan Certificate

EXHIBIT E

FORM OF PERFORMANCE CERTIFICATE

Financial Statement Date:                 ,

To:        Bank of America, N.A., as Administrative Agent

The undersigned _______ , as [Chief Financial Officer] [President] [Treasurer] of AMERICAN TOWER CORPORATION., a Delaware corporation (the “Borrower”), does hereby certify in name of and on behalf of the Borrower in connection with that certain Term Loan Agreement, dated as of February 10, 2021 (the “Term Loan Agreement”) by and among the Borrower, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent for said Lenders, as follows that:

1.   Calculations demonstrating compliance with Sections 7.5 and 7.6 of the Term Loan Agreement are set forth on Schedule 1 attached hereto; and

2.   To the knowledge of the undersigned, no Default or Event of Default has occurred and is continuing or, if a Default has occurred, each such Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default are set forth on Schedule 2 attached hereto.

Capitalized terms used herein and not otherwise defined have the meaning given to them in the Term Loan Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Form of Performance Certificate

IN WITNESS WHEREOF, I have executed this Performance Certificate in my capacity as [Chief Financial Officer] [President] [Treasurer] and not in my individual capacity, as of the date first written above.

AMERICAN TOWER CORPORATION, a Delaware corporation

By:
Name:
Title:

Form of Performance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1

to the Performance Certificate

($ in 000’s)

ARTICLE 13 - Section 7.5 of the Term Loan Agreement

1.	Senior Secured Leverage Ratio Compliance

	(a)	Senior Secured Debt as of the last day of such fiscal quarter or on any other calculation date, as applicable = the aggregate amount of secured Indebtedness as of such date (including, without limitation, Indebtedness under any Existing ABS Facility and Indebtedness under any additional ABS Facilities entered into in accordance with Section 7.1(h) of the Term Loan Agreement)			$

divided by

	(b)	Adjusted EBITDA as of the last day of such fiscal quarter, if calculated as of the end of a fiscal quarter, or as of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 or 6.2 of the Term Loan Agreement, if calculated at the time of incurrence of any Indebtedness = the sum of (in each case determined in accordance with GAAP):

		(1)	Net Income		$

plus (to the extent deducted in determining such Net Income)

		(2)	The sum of:

			(A)	depreciation and amortization (including, without limitation, amortization of goodwill and other intangible assets)	$

plus

			(B)	Interest Expense	$

plus

			(C)	income tax expense, including, without limitation, taxes paid or accrued based on income, profits or capital, including state, franchise and similar taxes and foreign withholding taxes	$

plus

			(D)	extraordinary losses and non-recurring non-cash charges and expenses	$

Form of Performance Certificate

plus

(E)	all other non-cash charges, expenses and interest (including, without limitation, any non-cash losses in respect of Hedge Agreements, non-cash impairment charges, non-cash valuation charges for stock option grants or vesting of restricted stock awards or any other non-cash compensation charges and losses from the early extinguishment of Indebtedness)	$

plus

(F)	non-recurring integration costs and expenses resulting from operational changes and improvements (including, without limitation, severance costs and business optimization expenses)	$

plus

(G)	non-recurring charges and expenses, restructuring charges, transaction expenses (including, without limitation, transaction expenses incurred in connection with any merger or acquisition) and underwriters’ fees, and severance and retention payments in connection with any merger or acquisition	$

less

(H)	extraordinary gains and cash payments (to the extent not otherwise deducted in determining Net Income) made during such period with respect to non-cash charges that were added back in a prior period	$

	SUBTOTAL for (b):	$

TOTAL SENIOR SECURED LEVERAGE RATIO
	(line (a) divided by line (b)) =	: 1.00
	Maximum ratio permitted for applicable period =	3.00: 1.00

Form of Performance Certificate

ARTICLE 14 - Section 7.6 of the Term Loan Agreement

1.	Total Borrower Leverage Ratio Compliance

(a)	Total Debt as of the last day of such fiscal quarter or on any other calculation date, as applicable = the sum (without duplication) of, in each case for the Borrower and its Subsidiaries on a consolidated basis:

	(1)	the outstanding principal amount of the Loans as of such date	$

plus

	(2)	the aggregate amount of Indebtedness plus Attributable Debt of such Persons as of such date	$

plus

	(3)	the aggregate amount of all Guaranties by such Persons of Indebtedness as of such date	$

plus

(4)   to the extent payable by the Borrower, an amount equal to the aggregate exposure of the Borrower under any permitted Hedge Agreement permitted pursuant to Section 7.1 of the Term Loan Agreement as calculated on a marked to market basis as of the last day of the fiscal quarter being tested or the last day of the most recently completed fiscal quarter, as applicable

$

minus

	(5)	the sum of all unrestricted domestic cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date	$

		SUBTOTAL for (a):	$

divided by

(b)	Adjusted EBITDA as of the last day of such fiscal quarter, if calculated as of the end of a fiscal quarter, or as of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 or 6.2 of the Term Loan Agreement, if calculated at the time of incurrence of any Indebtedness = the sum of (in each case determined in accordance with GAAP):

	(1)	Net Income	$

plus (to the extent deducted in determining such Net Income)

	(2)	The sum of:

Form of Performance Certificate

(A)	depreciation and amortization (including, without limitation, amortization of goodwill and other intangible assets)	$

plus

(B)	Interest Expense	$

plus

(C)	income tax expense, including, without limitation, taxes paid or accrued based on income, profits or capital, including state, franchise and similar taxes and foreign withholding taxes	$

plus

(D)	extraordinary losses and non-recurring non-cash charges and expenses	$

plus

(E)	all other non-cash charges, expenses and interest (including, without limitation, any non-cash losses in respect of Hedge Agreements, non-cash impairment charges, non-cash valuation charges for stock option grants or vesting of restricted stock awards or any other non-cash compensation charges, and losses from the early extinguishment of Indebtedness)	$

plus

(F)	non-recurring integration costs and expenses resulting from operational changes and improvements (including, without limitation, severance costs and business optimization expenses)	$

plus

(G)	non-recurring charges and expenses, restructuring charges, transaction expenses (including, without limitation, transaction expenses incurred in connection with any merger or acquisition and underwriters’ fees, and severance and retention payments in connection with any merger or acquisition	$

less

(H)	extraordinary gains and cash payments (to the extent not otherwise deducted in determining Net Income) made during such period with respect to non-cash charges that were added back in a prior period	$

Form of Performance Certificate

SUBTOTAL for (b):	$

TOTAL BORROWER LEVERAGE RATIO (line (a) divided by line (b)) =	:1.00

Maximum ratio permitted for applicable period =	[7.50][2][6.00][3]: 1.00
ARTICLE 15 -

2 To be used until the fourth full fiscal quarter following the consummation of the initial Specified Acquisition.

3 To be used after the fourth full fiscal quarter following the consummation of the initial Specified Acquisition.

Form of Performance Certificate

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]5 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

4 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

5 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

6 Select as appropriate.

7 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower(s):

4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Term Loan Agreement

5.   Term Loan Agreement: Term Loan Agreement, dated as of February 10, 2021 among American Tower Corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6. Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Aggregate Amount of Commitments/ Loans for all Lenders[10]	Amount of Commitments/ Loans Assigned	Percentage Assigned of Commitments/ Loans[11]	CUSIP Number
		$	$
%
		$	$
%
		$	$
%

[7.	Trade Date: __________________][12]

8 List each Assignor, as appropriate.

9 List each Assignee, as appropriate.

10 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

11 Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

12 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]13 Accepted:

Bank of America, N.A., as

Administrative Agent

By:
Title:

[Consented to:]14

By:
Title:

13 To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement.

14 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Term Loan Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 11.4(b)(i), (iii) and (iv) of the Term Loan Agreement (subject to such consents, if any, as may be required under Section 11.4(b)(iii) of the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section __ thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the

Form of Assignment and Assumption

Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption